                                                     Exhibit 2


                       -----------------------------

                              ASSET SALE AGREEMENT

                               By and Among

                               ARMCO INC.

                       EASTERN STAINLESS CORPORATION

                        AVESTA SHEFFIELD EAST, INC.

                                    and

                        AVESTA SHEFFIELD HOLDING CO.

                        -----------------------------

                              February 9, 1995

                        -----------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                        Page
                                                                        ----

ARTICLE I.    DEFINITIONS  ..........................................   1

ARTICLE II.   ASSETS PURCHASED AND LIABILITIES ASSUMED  .............   1

Section 2.1.  Purchase of Assets and Property  ......................   1
Section 2.2.  Property and Assets Not Transferred  ..................   4
Section 2.3.  Assumption of Debts, Liabilities and Obligations  .....   4
Section 2.4.  Retained Non-Environmental Liabilities  ...............   5
Section 2.5.  Retained Environmental Liabilities  ...................   6
Section 2.6.  Allocation of the Purchase Price  .....................   8

ARTICLE III.  CONSIDERATION AND PAYMENT PROVISIONS                      8

Section 3.1.  Consideration for Purchased Assets  ...................   8
Section 3.2.  Valuation  ............................................   9
Section 3.3.  Statements of Adjustment Items  .......................   9
Section 3.4.  Disputes Relating to Adjustment  ......................   9
Section 3.5.  Adjustment  ...........................................  10

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ARMCO . 10

Section 4.1.  Organization...........................................  10
Section 4.2.  Authority; Consents  ..................................  11
Section 4.3.  Financial Statements ..................................  11
Section 4.4.  No Equity Interests  ..................................  12
Section 4.5.  Title to the Purchased Assets  ........................  12
Section 4.6.  All Assets Necessary for Business  ....................  12
Section 4.7.  Real Property  ........................................  12
Section 4.8.  Equipment  ............................................  12
Section 4.9.  Contracts  ............................................  13
Section 4.10. Permits  ............................................    13
Section 4.11. Intellectual Property  ..............................    13
Section 4.12. Debt  ...............................................    14
Section 4.13. Undisclosed Liabilities  ............................    14
Section 4.14. Compliance with Laws  ...............................    14
Section 4.15. Litigation  .........................................    15
Section 4.16. Environmental Matters ("Environmental Matters")  ....    15
Section 4.17. Labor Relations; Employees    .......................    18

Section 4.18. Insurance  ..........................................    19
Section 4.19. Employee Benefit Plans  .............................    19
Section 4.20. Tax Matters  ........................................    20
Section 4.21. Absence of Changes or Events  .......................    21
Section 4.22. Customers and Suppliers  ............................    23
Section 4.23. Financing Ability to Perform  .......................    23
Section 4.24. Fair Consideration  .................................    23
Section 4.25. Brokers' or Finders'Fees  ...........................    23

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND AVESTA.    23

Section 5.1.  Organization  .......................................    23
Section 5.2.  Authority; Consents  ................................    23
Section 5.3.  Litigation  .........................................    24
Section 5.4.  Financial Ability to Perform  .......................    24
Section 5.5.  Brokers' or Finders' Fees  ..........................    24

ARTICLE VI.   PRECLOSING COVENANTS OF THE SELLER AND ARMCO  .......    24

Section 6.1.  Maintenance of Corporate Status  ....................    24
Section 6.2.  Operation of the Business  ..........................    24
Section 6.3.  Tax Matters  ........................................    25
Section 6.4.  Legal Compliance  ...................................    25
Section 6.5.  Preservation of the Business  .......................    25
Section 6.6.  Access to the Purchased Business  ...................    25
Section 6.7.  Environmental Investigation  ........................    25
Section 6.8.  Governmental Actions  ...............................    26
Section 6.9.  Approvals  ..........................................    26
Section 6.10. Exclusivity  ........................................    26
Section 6.11. Survey  .............................................    26
Section 6.12. Evidence of Title  ..................................    26

ARTICLE VII.  PRECLOSING COVENANTS OF THE BUYER AND AVESTA  .......    26

Section 7.1.  Development of Environmental Work Plan  .............    27
Section 7.2.  Governmental Action  ................................    27
Section 7.3.  Inconsistent Actions  ...............................    27

ARTICLE VIII. CONDITIONS OF THE BUYER AND AVESTA TO CLOSING  ......    27

Section 8.1.  Representations and Warranties  .....................    27
Section 8.2.  Performance of Covenants  ...........................    27
Section 8.3.  Governmental Actions  ...............................    28

Section 8.4.  Environmental Permit Transfer  ......................    28
Section 8.5.  Approvals  ..........................................    28
Section 8.6.  Third-Party Consents  ...............................    28
Section 8.7.  Adverse Change  .....................................    28
Section 8.8.  Taking or Casualty  .................................    28
Section 8.9.  Union Agreements  ...................................    28
Section 8.10. Litigation  .........................................    28
Section 8.11. Armco Assumption  ...................................    28
Section 8.12. Closing Actions  ....................................    29

ARTICLE IX.   CONDITIONS OF SELLER AND ARMCO TO CLOSING  ..........    29

Section 9.1.  Representations and Warranties  .....................    29
Section 9.2.  Performance of Covenants  ...........................    29
Section 9.3.  Governmental Actions  ...............................    29
Section 9.4.  Union Agreement  ....................................    29
Section 9.5.  Work Plan  ..........................................    29
Section 9.6.  MDE Acknowledgment and Approval  ....................    29
Section 9.7.  Agreements Relating to Former Employees .............    30
Section 9.8.  Stockholder Approvals  ..............................    31
Section 9.9.  Litigation  .........................................    31
Section 9.10. Closing Actions  ....................................    31

ARTICLE X.    CLOSING  ............................................    31

Section 10.1. Closing  ............................................    31
Section 10.2. Documents to be Delivered by the Seller and Armco  ..    31
Section 10.3. Documents to be Delivered by the Buyer and Avesta  ..    33
Section 10.4. Payment of Cash Consideration  ......................    33
Section 10.5. Possession of Purchased Assets  .....................    33
Section 10.6. Other Actions  ......................................    34

ARTICLE XI.    INDEMNIFICATION FOR DAMAGES  .......................    34

Section 11.1.  Indemnification by the Seller and Armco ............    34
Section 11.2.  Indemnification by the Buyer and Avesta  ...........    35
Section 11.3.  Legal Proceedings  .................................    36

ARTICLE XII.   TERMINATION OF AGREEMENT  ...........................   37

Section 12.1.  Termination by Parties  .............................   37
Section 12.2.  Obligations Upon Termination; Cure  .................   39

ARTICLE XIII.  CERTAIN POST-CLOSING COVENANTSA-30

Section 13.1.   Employment of the Seller's Employees  ..............   39
Section 13.2.   Environmental Remediation Plan  ....................   39
Section 13.3.   Duty to Cooperate on Environmental Matters  ........   40
Section 13.4.   Non-Competition  ...................................   40
Section 13.5.   Toll Finishing of Sheet  ...........................   41
Section 13.6.   Plan of Reorganization and Dissolution  ............   41
Section 13.7.   Guaranties of Parent Companies  ....................   41
Section 13.8.   Confidentiality  ...................................   42
Section 13.9.   Use of Name  .......................................   42
Section 13.10.  Repurchase of Receivables  .........................   42
Section 13.11.  Expenses  ..........................................   42
Section 13.12.  Power of Attorney  .................................   43
Section 13.13.  Access to Information and Documents  ...............   43
Section 13.14.  Further Assurances  ................................   43
Section 13.15.  Certain Tax Matters  ...............................   44

ARTICLE XIV.    MISCELLANEOUS PROVISIONS  ..........................   44

Section 14.1.   Governing Law  .....................................   44
Section 14.2.   Dispute Resolution  ................................   44
Section 14.3.   Schedule Update  ...................................   45
Section 14.4.   Press Release  .....................................   45
Section 14.5.   Bulk Sales Law  ....................................   45
Section 14.6.   Notices  ...........................................   45
Section 14.7.   Assignment; Amendments; Waivers  ...................   47
Section 14.8.   Counterparts  ......................................   47
Section 14.9.   Headings  ..........................................   48
Section 14.10.  Entire Agreement  ..................................   48
Section 14.11.  Appendices, Exhibits and Schedules  ................   48

Appendices

Appendix 1   Definitions
Appendix 2   Valuations
Appendix 3   Valuation Methodologies
Appendix 3A  Inventory Valuation
Appendix 3B  Future Retiree Medical Benefits Obligation Valuation
               Methodologies
Appendix 4   Preliminary Statement of Adjustment Items

                             ASSET SALE AGREEMENT
                             --------------------

     THIS ASSET SALE AGREEMENT (this "Agreement"), dated as of February 9, 1995, by and among Armco Inc., an Ohio corporation ("Armco"); Eastern Stainless Corporation, a Virginia corporation and majority-owned subsidiary of Armco (the "Seller"); Avesta Sheffield East, Inc., a Delaware corporation (the "Buyer"); and Avesta Sheffield Holding Co., a Delaware corporation and sole parent of the Buyer ("Avesta");

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Seller is engaged in the business of the production and distribution of stainless steel cut plate and stainless steel cut plate products (the "Business"); and

     WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase, substantially all of the assets and properties of the Seller, and the Buyer is willing to assume certain liabilities and obligations of the Seller, all upon the terms and subject to the conditions set forth herein; and

     WHEREAS, to induce the Seller and Armco to enter into this Agreement, Avesta has agreed to guaranty the obligations of the Buyer hereunder; and, to induce the Buyer and Avesta to enter into this Agreement, Armco has agreed to guaranty the obligations of the Seller hereunder;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE I.
                                     DEFINITIONS

     Capitalized terms used in this Agreement shall have the meanings set forth in Appendix 1.

                                     ARTICLE II.
                       ASSETS PURCHASED AND LIABILITIES ASSUMED

     Section 2.1.  Purchase of Assets and Property.
     ------------  -------------------------------

     (a) At the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire, accept transfer or assignment and take delivery from the Seller of, all the Seller's right, title and interest in, to and under, all assets, properties, interests, rights and claims owned, legally or beneficially, as of the Closing Date, by the Seller, of every kind, character and description; tangible or intangible; real, personal or mixed; choate or inchoate; absolute or contingent; accrued or unaccrued; reflected or not reflected on the books of account of the Seller; and wherever located, except for such assets, properties, interests, rights and claims as are expressly set forth in Section 2.2, including without
                                                -----------
limitation the following (collectively, the "Purchased Assets" and, individually, a "Purchased Asset"):

     (i) Real property, including land, production facilities, buildings, structures and other improvements; appurtenances; fixtures, including fixed machinery and fixed equipment; and all leaseholds, licenses, easements, rights of way and other interests in and rights to real property, including without limitation those items set forth in Schedule 2.1(a)(i) (the "Real Property").

    (ii) Tangible personal property (other than Inventories and Records, which are separately listed under subparagraphs (iii) and (vi) below), including machinery, equipment, tools, computer hardware, office equipment, furniture, vehicles and accessories, parts (including, without limitation, rolls and other spare parts), accessories and supplies (including, without limitation, consumable supplies), and leaseholds, licenses and other interests in and rights to tangible personal property, including without limitation those items set forth in Schedule 2.1(a)(ii) (hereinafter, tangible personal property, exclusive of Inventories and Records, is referred to as the "Equipment," and tangible personal property, inclusive of Inventories and Records, is referred to as the "Personal Property").

     (iii) Inventories of stainless steel, including finished products (including all finished products in transit, held for shipment or on consignment at customers' locations), work-in-process (including inventory at converters for external processing) and raw materials, including without limitation those items set forth in Schedule 2.1(a)(iii) (the "Inventories").

     (iv) Accounts receivable, notes receivable and other interests in and rights to payment for products sold or services rendered and interests in and rights to goods sold, including without limitation security interests, guaranties and rights of stoppage in transit, including without limitation those items set forth in Schedule 2.1(a)(iv) (the "Receivables").

     (v) Subject to paragraph (b), rights in, for and under contracts, lease agreements, license agreements, purchase orders, commitments, work orders and other arrangements, regardless of when arising, including without limitation those items set forth in Schedule 2.1(a)(v) (the "Contracts").

     (vi) Books, records and documents (or copies thereof, which copies shall be certified as complete and accurate by the Secretary of the Seller), including without limitation books, records and documents relating to legal, financial, accounting, tax (other than income or franchise tax), property, engineering, maintenance, operation, production, environmental (including all documents, records, data and written information, in whatever form or format, relating to Environmental Conditions at or on the Real Property, and any Environmental Claims or Environmental Expenses related to the Real Property or the Baltimore Facility), personnel, payroll, credit, sales, marketing and strategic matters; written Contracts; business forms; customer, supplier and price lists; computer data bases; written manufacturer warranties and guaranties; and correspondence (the "Records").

     (vii) Subject to paragraph (b), permits, approvals, licenses, registrations, qualifications and other governmental franchises, including without limitation those items set forth in Schedule 2.1(a)(vii) (the "Permits").

     (viii) Claims and choses in action to the extent related to the Purchased Assets, including without limitation those items set forth in
Schedule 2.1(a)(viii).

     (ix) All Intellectual Property owned by the Seller (the "Seller's Intellectual Property") and all licenses and other interests in and rights to Intellectual Property owned by others (including without limitation the right to use Intellectual Property owned by others) (the "Seller's Third-Party Intellectual Property Rights"). "Intellectual Property" shall mean all domestic and foreign patents and patent applications, registered and unregistered copyrights and copyright applications (including without limitation copyrights in computer software and databases), trademarks, service marks, trade dress, logos, tradenames and similar business identifiers, including, in each case, all registrations and applications therefor and the goodwill of the business symbolized by any of the foregoing, and trade secrets, know-how, formulas, processes, inventions and all other technical information, whether patentable or not ("Intellectual Property"). Seller's Intellectual Property and Seller's Third-Party Intellectual Property Rights shall include without limitation the items listed in Schedule 2.1(a)(ix) but shall not include any rights whatsoever to the "Armco" name and logos in any form.

     (x)  The Seller's goodwill.

     (b) To the extent that the sale, conveyance, transfer, assignment or delivery of any Purchased Asset (i) requires any consent, action, approval, authorization, registration, notice, clearance or other action or inaction (including the expiration of any waiting period) ("Governmental Action") from, by or with any foreign, federal, state or local court, administrative or regulatory agency, department, commission, board, bureau or other governmental body, foreign or domestic (a "Governmental Authority"); (ii) requires any approval, consent or waiver from any third-party (other than the Seller, Armco, the Buyer, Avesta or a Governmental Authority) (including any approval, consent or waiver as may be necessary to avoid a default or acceleration of any obligation) (a "Third-Party Consent"); or (iii) is prohibited under applicable law and such Governmental Action, Third-Party Consent or prohibition is disclosed in a schedule to this Agreement, this Agreement shall not constitute an absolute obligation to effect such sale, conveyance, transfer or assignment unless and until any required Governmental Action or Third-Party Consent has been obtained or legal prohibition no longer applies.

     Section 2.2.  Property and Assets Not Transferred.  Notwithstanding the
     ------------  -----------------------------------
provisions of Section 2.1, the Seller shall not sell, convey, transfer, assign
              -----------
or deliver to the Buyer; the Buyer shall not purchase, acquire, accept transfer or assignment or take delivery from the Seller of; and the Purchased Assets shall not include, the following and only the following:

     (a)  Cash and cash equivalents.

     (b) Minute books and stock transfer records and any books, documents, records, data and written information related to any retained liabilities or retained assets.

     (c) Rights in, for and under policies of liability, theft, fidelity, life, fire, product liability, workers' compensation, vehicular, medical, environmental and other forms of insurance (the "Insurance Policies"), collective bargaining agreements, employee benefit plans and employment contracts.

     (d) Any claims and choses in action not related to the Purchased Assets, including without limitation all claims against Armco or any of its affiliates or predecessors as holders of Class A Common Stock or otherwise by or on behalf of the Seller.

     (e)  The receivables of the Seller as set forth in Schedule 2.2(e).

     (f) Other Current Assets (as defined in the Seller's financial statements) as set forth in Schedule 2.2(f).

   (g) Contracts, agreements and other arrangements of the Seller as set forth in Schedule 2.2(g).

     Section 2.3.  Assumption of Debts, Liabilities and Obligations.  At the
     ------------  -------------------------------------------------
Closing, the Buyer shall assume and covenant to pay, perform and discharge as and when due the following and only the following debts, liabilities, obligations and responsibilities of the Seller, now existing or hereafter arising, whether based in common law or statute (the "Assumed Liabilities"):

     (a) Those current liabilities of the Seller set forth in Schedule 2.3(a) (the "Current Liabilities").

     (b) The Seller's 8% Subordinated Notes due 2003, with a list of holders and amounts thereof as set forth in Schedule 2.3(b) (the "Debentures").

     (c)  Except as provided in Section 2.5, any and all claims, obligations,
                                -----------
liabilities, penalties, costs, charges, encumbrances, deficiencies, losses, damages and expenses (including legal and investigation fees and expenses) of whatever kind or nature (whether based in common law, statute, contract or otherwise, fixed or contingent, known or unknown) asserted or arising under any Environmental Requirement (collectively, the "Environmental Liabilities"), resulting or arising from any action, grievance or arbitration or the business or operations of the Seller at the Baltimore Facility or the Seller's assets on the Real Property, whether asserted or arising in connection with events occurring or Environmental Conditions existing prior to, on or after the Closing Date.

    (d) Liabilities, obligations and responsibilities that are due and payable or to be performed after the Closing Date under any Contract or Permit assigned or transferred to the Buyer and set forth in Schedules 2.1(a)(v) and
(vii).

    (e) Obligations existing at the Closing Date to provide retiree medical benefits for Former Employees to the extent that and only to the extent that such obligations are fulfilled by providing the benefits described in Section
                                                                      -------
9.7 (the "Future Retiree Medical Benefit Obligation").
---

     (f) Rights in, for and under contracts, lease agreements, license agreements, purchase orders, commitments, work orders and other arrangements, regardless of when arising, set forth in Schedule 2.1(a)(v).

     Section 2.4.  Retained Non-Environmental Liabilities.  The Seller shall
     -----------   --------------------------------------
retain and the Buyer shall not assume or be in any way responsible, liable or obligated for any debts, liabilities or obligations of the Seller that are not set forth in Section 2.3, regardless of whether such debts, liabilities or
             -----------
obligations are based in common law or statute, known or unknown, fixed or contingent, or now existing or hereafter arising, including without limitation the following (collectively, together with the Retained Environmental Liabilities set forth in Section 2.5, the "Retained Liabilities"):
                         -----------

  (a) Notes payable and any other debts, liabilities or obligations (other than the Debentures) of the Seller to its stockholders, in their capacity as such, as are not assumed by the Buyer as set forth on Schedule 2.3(a).

  (b) Liabilities and obligations under Insurance Policies, collective bargaining agreements, employee benefit plans, employment contracts and Employment Costs.

  (c) Obligations to provide medical, pension and any other employment-related benefits (including, but not limited to any and all benefits to Former Employees (or their covered dependents) of the Seller required by COBRA, arising from any qualifying event as defined under Code Section 4980B(f)(3) and ERISA Section 603 occurring on or before the Closing Date) other than or in excess of the Future Retiree Medical Benefit Obligation.

  (d)  Except as set forth in Section 13.11, all Taxes owed by the Seller or
                              -------------
 Armco (including all Taxes of another entity for which the Seller or Armco may be liable by law), including without limitation Taxes resulting from the operation of the Business prior to the Closing Date and Taxes imposed by any Governmental Authority in connection with this Agreement, the sale, assignment or delivery of the Purchased Assets pursuant to this Agreement or the consummation of the transactions contemplated by this Agreement.

  (e) Rent, fuel, utilities, telephone and like charges allocable to the period prior to the Closing Date to the extent not included in the Assumed Liabilities.

  (f) Liabilities and obligations (additional to those already excluded under paragraphs (a) through (e) above) resulting from the Seller's management, control, ownership or operation of the Purchased Assets and/or the Business prior to the Closing Date, including without limitation (i) any product liability or failure of any service completed or product completed and shipped prior to the Closing Date to conform to any representation or warranty, expressed or implied, or as a result of the negligence, breach of duty or other violation of law by the Seller, except that the Seller shall retain all liability resulting from a failure to identify correctly and accurately the grade of any product completed prior to the Closing Date, regardless of whether shipped; (ii) any liability resulting from an employment tort, including any discrimination, harassment, wrongful or constructive discharge or invasion of privacy including without limitation those claims or matters set forth on Schedules 4.17(a), 4.17(b) and 4.17(e); (iii) any liability for workplace injury or occupational illness; (iv) any liability for infringement of any Intellectual Property right; (v) any liability resulting from third party personal injury or property damage; (vi) any liability to the Pension Benefit Guaranty Corporation; and (vii) any liability resulting from any claims by a stockholder or creditor of either the Seller or Armco.

  (g) Notwithstanding the foregoing, the Seller and Armco shall be liable and obligated under this Section 2.4 only to the extent the liabilities and
                     -----------
obligations described in this Section 2.4 are based on, or arise from or as a
                              -----------
result of conditions existing and acts, omissions or events occurring prior to, the Closing Date and not arising or resulting from any act or omission of the Buyer or Avesta on or after the Closing Date.

     Section 2.5.  Retained Environmental Liabilities.  Subject to the
     -----------   ----------------------------------
provisions of Section 2.5(g), the Seller shall retain and the Buyer shall not
              --------------
assume or be in any way responsible, liable or obligated for the following Environmental Liabilities:

     (a) Regardless of when arising or asserted, for (i) Offsite matters under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act, as amended ("SARA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), any analogous laws that have been promulgated, or in the future are promulgated, by any Governmental Authority and any future amendments to the foregoing laws; (ii) Offsite oil and groundwater contamination; (iii) Natural Resource Damages imposed pursuant to CERCLA
Section 107(f)(1) (42 USC Section 9607(f)(1)), as amended, or any analogous provision of any law promulgated by any Governmental Authority for Offsite Environmental Conditions (the "Natural Resource Damages"); (iv) fines and penalties (however denominated) arising from acts and omissions occurring prior to the Closing Date (including but not limited to any failure to comply with the Consent Judgment approved on April 7, 1992, among the Seller, Armco and the Maryland Department of the Environment ("MDE") (the "Consent Judgment") or any permit); and (v) contamination of the marsh adjacent to the north and east side of the Real Property, the Back River, the Chesapeake Bay, the old outfall

001 and the Offsite portions of the creek/ditch which runs along the north side of the Real Property.

     (b) Asserted prior to the fifth anniversary of the Closing Date, for removal or remedial actions not addressed in the Remediation Plan under CERCLA, SARA and any comparable laws (except for RCRA and any comparable law) based on the Environmental Conditions of the Onsite Real Property that have been promulgated or in the future are promulgated by any Governmental Authority and any future amendments to the foregoing laws.

     (c) Asserted prior to the tenth anniversary of the Closing Date, for Natural Resource Damages imposed pursuant to CERCLA Section 107(f)(1) (42 USC
Section 9607(f)(1)) and any comparable laws (except for RCRA and any comparable law)occurring on the Onsite Real Property that have been promulgated or in the future are promulgated by any Governmental Authority and any future amendments to the foregoing laws.

     (d) Asserted prior to the earlier of (i) the fifth anniversary of the Closing Date or (ii) the first anniversary of the date upon which the MDE certifies that all work described in the Remediation Plan has been successfully completed, for Environmental Expenses of remediating the Environmental Conditions, as required by the MDE, United States Environmental Protection Agency ("EPA") or any other Governmental Authority, related to (A) the slag pile, (B) the lime sludge landfill, (C) the acid ponds and (D) the emission dust landfill located on the Real Property, and which is in addition to remediation action that is provided in the Remediation Plan as finally approved by the MDE, provided that the Seller and Armco shall only be liable and obligated for that portion of the Environmental Expenses of the work required by the MDE, EPA or any Governmental Authority to be taken by the Buyer and Avesta to remediate such Environmental Conditions of the above-listed four units that is in addition to the corrective action set forth in the Remediation Plan which is finally approved by the MDE and under no circumstances shall the Seller and Armco be responsible for any Environmental Expenses under this Section 2.5(d) until the following Environmental Expenses
                    --------------
 are first incurred or contracted to be incurred by the Buyer and Avesta: (A) $144,000 for the emission dust landfill; (B) $750,000 for the lime sludge landfill; (C) $1,320,000 for the slag dump; and (D) $0.00 for the acid ponds. The Buyer and Avesta remain responsible for and shall pay the Environmental Expenses for any corrective action to remediate the Environmental Conditions of the above-listed four units required by the Remediation Plan that is finally approved by the MDE, as provided for under Section 13.2.
                                                   ------------

     For purposes of this paragraph (d), "Offsite" shall mean outside the configuration of a slurry wall to be built by the Buyer and Avesta at and substantially around the 88-acre parcel of land upon which the Seller's Baltimore, Maryland, production facility (the "Baltimore Facility") is located (the "Baltimore Site") (or, until such slurry wall is built, outside the legal boundaries of such parcel), and "Onsite" shall mean inside the configuration of such slurry wall (or, until such slurry wall is built, inside the legal boundaries of such parcel).

     (e) Asserted prior to the 7 1/2 anniversary of the Closing Date by the MDE or EPA (for remediation in addition to that proposed to be taken under the Work Plan or required under the Remediation Plan as finally approved by the
MDE) in relation to either RCRA post-closure or Hazardous Solid Waste Amendments ("HSWA") permitting, or both, of the emission dust landfill for Environmental Conditions in existence on or prior to the Closing Date ("Post-closure and HSWA Liability"), provided, however, that the Seller and Armco shall only be responsible for 50% of the Environmental Expenses incurred by the Buyer and Avesta in connection with such Post-closure and HSWA Liability and provided further that the Buyer and Avesta have provided evidence reasonably satisfactory to the Seller and Armco that the Buyer has incurred Environmental Expense (which Environmental Expenses have not been or are not otherwise required to be reimbursed by the Seller or Armco), whether or not such incurred expenses have actually been paid, of no less than $14.6 million for remediation of Environmental Conditions in existence at Closing or compliance with Environmental Requirements relating to Environmental Conditions in existence at the Closing, but only to the extent such compliance is specified in the Work Plan or in the Remediation Plan as finally approved by MDE (excluding Environmental Expenses incurred in connection with the Melt Shop and the grinding facility). Seller's and Armco's obligation under this subsection shall not exceed $5,000,000.

     (f) Any liability resulting from third party personal injury or property damage arising from or relating to Environmental Conditions on the Onsite Real Property before the Closing Date;

     (g) Notwithstanding the foregoing, the Seller and Armco shall be liable and obligated under this Section 2.5 only to the extent the liabilities and
                         -----------
obligations described in this Section 2.5 are based on, or arise from or as a
                              -----------
result of, Environmental Conditions existing and acts, omissions or events occurring prior to the Closing Date and not arising or resulting from any act or omission of the Buyer or Avesta on or after the Closing Date.

     Section 2.6.  Allocation of the Purchase Price.  The parties intend and
     -----------   --------------------------------
 agree that the transaction described in this Agreement is a taxable transaction (and not a reorganization within the meaning of Code Section 368). The Cash Consideration, plus the value of the Assumed Liabilities, plus the value of any additional consideration provided by the Buyer or Avesta, shall be allocated among the Purchased Assets in the manner required by Code Section 1060. In making such allocation, the fair market values set forth and allocated on Schedule 2.6 shall apply. The parties agree that this allocation is reasonable. The parties further agree that no party shall take a position on any Return, including any Form 8594 and any amendments thereto, before any Governmental Authority or in any proceeding that is inconsistent with such allocation (taking into account any subsequent amendments required by law) or that is otherwise inconsistent with this Section 2.6 without the prior written
                                         -----------
consent of the other party. The parties shall make such portions of their Returns (and any amendments thereof) available for inspection by each other as are necessary for the purpose of verifying compliance with this Section 2.6.
                                                                -----------

                                  ARTICLE III.
                       CONSIDERATION AND PAYMENT PROVISIONS

     Section 3.1.  Consideration for Purchased Assets.  The consideration
     -----------   ----------------------------------
(the "Consideration") for the sale, conveyance, transfer, assignment and delivery of the Purchased Assets by the Seller to the Buyer and undertaking by the Seller and Armco of the covenant not to compete pursuant to Section 13.4
                       ------------
shall consist of (a) assumption of the Assumed Liabilities pursuant to Section
                                                                       -------
2.3 (which Assumed Liabilities are subject to the adjustment set forth in
---
Section 3.5) and (b) payment by the Buyer to the Seller of an amount in cash
-----------
equal to $10,100,000 (the "Cash Consideration"). (Collectively, Receivables, Inventories, Current Liabilities and the Future Retiree Medical Benefit Obligation are referred to as the "Adjustment Items.")

     Section 3.2.  Valuation.  For purposes of determining the amount of the
     -----------   ---------
Adjustment Items, the parties have employed and hereby affirm their agreement upon and acceptance of the valuations set forth in Appendix 2 and the valuation methodologies set forth in Appendices 3, 3A and 3B.

     Section 3.3.  Statements of Adjustment Items.
     -----------   ------------------------------

     (a) Set forth in Appendix 4 is a statement of the value of the Adjustment Items at December 31, 1994, or as otherwise agreed to by the parties (the "Preliminary Statement of Adjustment Items").

     (b) The Seller, at its sole expense, shall prepare and deliver to the Buyer an updated Preliminary Statement of Adjustment Items (the "Interim Statement"), which Interim Statement shall be stated as of a date no more than 45 days prior to the Closing Date and delivered to the Buyer at least 5 days prior to the Closing Date.

     (c) As soon as is reasonably practicable (but in no event more than 45 days) after the Closing Date, the Buyer, at its sole expense, shall prepare and deliver to the Seller an updated Interim Statement (the "Closing Statement"), which Closing Statement shall be stated as of the Closing Date. (Collectively, the Preliminary Statement of Adjustment Items, Interim Statement and Closing Statement are referred to herein as the "Statements.")

     (d) The Buyer shall permit the Seller and its legal counsel, accountants and other representatives reasonable access during normal business hours to all properties, documents, employees and records relating to the Purchased Assets and Assumed Liabilities and shall furnish the Seller with such copies and information and other assistance as the Seller may reasonably request for purposes of reviewing the Closing Statement.

     Section 3.4.  Disputes Relating to Adjustment.
     -----------   -------------------------------

     (a) The Closing Statement shall be final and binding upon the parties for purposes of determining any adjustment under Section 3.5 unless the Seller
                                                 -----------
shall comply with the terms and conditions of paragraph (b), except that nothing herein shall affect the Seller's or Armco's liability for breaches of representations and warranties with respect to Purchased Assets.

     (b) The Seller shall determine in good faith whether the Closing Statement is correct and deliver notice (a "Notice of Dispute") to the Buyer of any disputed items (the "Disputed

Items") within 45 days after the date of receipt of the Closing Statement.
The parties shall attempt in good faith to agree upon the value of any Disputed Items for a period of 30 days after the date of receipt of the Notice
of Dispute.   If resolution of all Disputed Items has not occurred within 30 days after the date of receipt of the Notice of Dispute, at the option of any party, the Disputed Items shall be submitted for final resolution to a nationally recognized firm of independent accountants designated jointly by the Buyer and the Seller (the "Accountants"). The Accountants shall determine the value of the Disputed Items (determined in accordance with GAAP) within 30 days after the date of engagement, and such determination shall be final and binding. All fees and expenses of the Accountants shall be borne equally by the Buyer and Armco.

     Section 3.5.  Adjustment.  Within 30 days following final determination
     -----------   ----------
of the value of the Adjustment Items at the Closing Date, the following adjustment (the "Closing Adjustment") shall be made:

     (a) In the event that the net value of the Adjustment Items as reflected on the Closing Statement shall be greater than the net value of the Adjustment Items stated in the Interim Statement, the Buyer shall pay to the Seller in cash the amount of the increase.

     (b) In the event that the net value of the Adjustment Items as reflected on the Closing Statement shall be less than the net value of the Adjustment Items stated in the Interim Statement, the Seller or Armco shall pay to the Buyer in cash the amount of the decrease.

     (c) The total amount of the Assumed Liabilities (which shall include the current liabilities to be assumed) as such amounts are set forth in the Closing Statement, plus the amount, if any, of the Closing Adjustment made pursuant to Subection 3.5(a), plus the Cash Consideration, shall be equal to the amount of Total Assets (being the sum of the amount of Purchased Assets and the Payment for Covenant not to Compete, goodwill and going concern value) as set forth in the Closing Statement, plus the amount, if any, of the Closing Adjustment made pursuant to Subsection 3.5(b).

                                    ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ARMCO

     The Seller and Armco, jointly and severally, hereby represent and warrant to the Buyer and Avesta as set forth below. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Section 4.1.  Organization.  The Seller and Armco are corporations duly
     -----------   ------------
organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and the State of Ohio, respectively. The Seller is qualified to transact business and in good standing as a foreign corporation in each jurisdiction set forth in Schedule 4.1 and, except as set forth in
Schedule 4.1, is not required to be so qualified in any other jurisdiction.

     Section 4.2.  Authority; Consents.  The Seller has the corporate power to
     -----------   -------------------
own all of its properties and assets and carry on its business as now conducted, and each of the Seller and Armco has the corporate power to execute, deliver and perform this Agreement and all other agreements, instruments, certificates and documents contemplated hereby. Each of the Seller and Armco has taken all corporate action required by its articles or certificate of incorporation and its bylaws or regulations, as the case may be, to authorize the execution and delivery of this Agreement and all other agreements, instruments, certificates and documents contemplated hereby, and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Seller and Armco. This Agreement and the other agreements, instruments, certificates and documents contemplated hereby are, or will when executed be, valid and binding obligations of the Seller and Armco, enforceable against the Seller and Armco in accordance with their terms and conditions. Neither the execution and delivery of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby, nor the consummation of the transactions contemplated hereby, nor compliance by the Seller or Armco with the terms and conditions hereof, will (a) conflict with or result in a breach of any provision of the Seller's or Armco's articles or certificate of incorporation or bylaws or regulations, as the case may be; (b) result in a default (or give rise to any right of termination, cancellation or acceleration), require a Third-Party Consent under the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, agreement, consent order, permit or other instrument or obligation to which the Seller or Armco is a party or by which the Seller or Armco or any of their properties or assets may be bound other than to the extent that such defaults or failures to obtain such Third-Party Consents, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business, or otherwise breach any obligation or duty, actual or constructive, of the Seller or Armco to any stockholder, creditor or other third party; (c) violate any judgment, order, writ, injunction or decree of any Governmental Authority; or (d) require any Governmental Action except for (i) filing of a notification and report form (the "Notification and Report Form") and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any consent, waiver or approval of the stockholders or Debentureholders of the Seller, (iii) the Governmental Actions relating to Permits set forth in Schedule 4.2(d)(iii) and (iv) the Third-Party Consents set forth in Schedule 4.2(d)(iv).

     Section 4.3.  Financial Statements.  The audited financial statements of
     -----------   --------------------
the Seller included in its annual report on Form 10-K for the fiscal years ended December 31, 1992 and 1993, and the unaudited interim financial statements of the Seller included in its quarterly report on Form 10-Q for the quarter ended September 30, 1994 (the "Seller's Form 10-Q"), all as filed with the Securities and Exchange Commission (collectively, the "Financial Statements"), fairly present, in conformity with GAAP applied on a basis consistent with past practice (except as indicated in the notes thereto and except that the interim financial statements are prepared on an interim accounting basis), the financial condition of the Seller as of the dates thereof and its results of operations and its cash flows for the periods then ended (subject to normal year-end adjustments in the case of interim financial statements). Upon the consummation of the transactions contemplated by this Agreement and the Armco Assumption Agreement, which is substantially in the form set forth in Exhibit B, the Seller will transact no business other than in connection with the dissolution and winding up of the Seller and there shall be no liabilities of the Seller other than liabilities
(a) that have been assumed by the Buyer and Avesta pursuant to this Agreement,
(b) that will be satisfied by the application of the proceeds of the sale contemplated hereby or (c) that have been assumed by Armco under the Armco Assumption Agreement.

     Section 4.4.  No Equity Interests.  The Seller does not own, legally or
     -----------   -------------------
beneficially, or have the power to vote any securities or equity investments of any kind.

     Section 4.5.  Title to the Purchased Assets.  The Seller has, and at the
     ------------  -----------------------------
Closing the Buyer will have, good and marketable title to the Purchased Assets that are not Real Property and good, marketable and indefeasible fee simple title to the Purchased Assets that are Real Property, free and clear of any mortgages, security interests, hypothecations, liens, encumbrances, easements, encroachments, options, licenses, sublicenses or other interests, rights, charges and claims of any kind or character ("Liens"), except for Liens for property taxes not yet due and payable, Liens set forth in Schedule 4.5 and Liens that, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business.

     Section 4.6.  All Assets Necessary for Business.  Except as set forth in
     -----------   ---------------------------------
Schedule 4.6, the Purchased Assets include all of the assets, properties, interests and rights used in or held for use in the conduct of the Business as conducted on June 30, 1994, except for adjustments in Inventories and Receivables occurring since June 30, 1994, in the ordinary course of the Business.

     Section 4.7.  Real Property.  Schedule 2.1(a)(i) includes an accurate and
     -----------   -------------
complete list and legal description of all Real Property owned, used or held for use by the Seller. No taking by condemnation or power of eminent domain of such Real Property is pending or, to the best Knowledge of the Seller and Armco, threatened. The zoning classification of the Real Property permits the current use of the Real Property by the Seller, and the Seller is not in violation of any zoning ordinances or restrictions applicable to the Baltimore Site. There are no liens or, to the Knowledge of the Seller and Armco, claims which may ripen into liens against the Real Property, and no valuation notices have been issued or, to the Knowledge of the Seller and Armco, are pending. Except as set forth in Schedule 4.7, there has been no change in the items of Real Property owned by the Seller since the report of the American Appraisal Associates dated July 1, 1994.

     Section 4.8.  Equipment.  Schedule 2.1(a)(ii) includes the most accurate
     ----------    ---------
and complete list available to the Seller of all Equipment owned, used or held for use by the Seller as of July 1, 1994, and except as set forth in Schedule 4.8, there has been no change in the items of Equipment owned by the Seller since July 1, 1994, including without limitation the Equipment scheduled in the report of the American Appraisal Associates dated July 1, 1994, as well as Equipment not so listed and located at sites other than the Baltimore Facility.

     Section 4.9.  Contracts.  Schedule 4.9 includes an accurate and complete
     -----------   ---------
list of all executory Contracts to which the Seller is a party that have a payment obligation of $25,000 or more or are otherwise material to the Seller, the Purchased Assets or the Business. All the Contracts are valid and binding obligations of the parties thereof, enforceable in accordance with their respective terms and conditions. Neither the Seller nor any third party, to the best Knowledge of the Seller or Armco, is in default under the Contracts other than to the extent that such defaults, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business, nor, to the Knowledge of the Seller or Armco, has any event occurred which, after notice or lapse of time or both, would constitute a default by the Seller or any party to the Contracts or adversely affect the Seller's rights or obligations under the Contracts.

     Section 4.10.  Permits.  Schedule 2.1(a)(vii) includes an accurate and
     ------------   -------
complete list of all Permits owned, used or held for use by the Seller and a brief description of the subject matter and recitation of the termination date of each Permit. The Seller is in compliance with all material terms and conditions of, and all obligations relating to, the Permits; to the best Knowledge of the Seller and Armco, no event has occurred which, after notice or lapse of time or both, would constitute a default or adversely affect the Seller's rights or obligations under any Permit. Other than as set forth in
Schedule 4.10, each Permit is valid and in full force and effect and, to the Knowledge of the Seller and Armco, there has been no action taken or threatened to revoke or limit any such Permit.

     Section 4.11.  Intellectual Property.
     ------------   ---------------------

     (a) The Seller owns all right, title and interest in and to the Seller's Intellectual Property, free and clear of all mortgages, liens, claims and encumbrances. All of the Seller's Intellectual Property and the Seller's Third-Party Intellectual Property Rights are in good standing and are not the subject of any challenge, and no person has a right to receive a royalty or similar payment in respect of any of the Seller's Intellectual Property and/or the Seller's Third-Party Intellectual Property Rights. The Seller has the complete and unrestricted power and unqualified right to sell, convey, assign, transfer and deliver the Seller's Intellectual Property and the Seller's Third-Party Intellectual Property Rights to the Buyer, and the bills of sale and other instruments of assignment and transfer to be executed and delivered by the Seller to the Buyer at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their terms, will vest effectively in the Buyer good title and ownership to the Seller's Intellectual Property free and clear of all mortgages, liens, claims and encumbrances, will transfer to the Buyer all of the Seller's right, title and interest in and to the Seller's Third-Party Intellectual Property Rights free and clear of all mortgages, liens, claims and encumbrances and will give the Buyer the free and unrestricted right to use the Seller's Third-Party Intellectual Property Rights after the Closing. All filings or recordations necessary or appropriate to protect the interests of the Seller in any of the Seller's Intellectual Property and the Seller's Third-Party Intellectual Property Rights have been duly made and are in full force and effect.

     (b) The Purchased Assets include all proprietary rights, including without limitation all Intellectual Property rights, necessary for the Buyer to operate the Business as conducted during 1994, and Schedule 2.1(a)(ix) sets forth a true and complete list of all of the Seller's patents and applications therefor; registered trademarks and service marks and applications therefor; material unregistered trademarks, service marks, tradenames and logos; and licenses held by the Seller.

     (c) The Seller has the right, and the Buyer shall have the right after the Closing, to use the Purchased Assets, including without limitation the Seller's Intellectual Property in the Business, consistent with past practice, and the Seller's Third-Party Intellectual Property Rights, and such use does not and shall not infringe any rights owned by third parties, including without limitation Intellectual Property rights.

     (d) To the Knowledge of Seller and Armco no claim has been made or threatened by any third party that the Seller's use of any of the Purchased Assets infringes on any Intellectual Property right or that the use by the Buyer after the Closing of any of the Purchased Assets pursuant to or in a manner consistent with Contracts that have been assumed by the Buyer will infringe upon any Intellectual Property right.

     (e) No product made, used or sold by the Seller prior to the Closing infringes upon any Intellectual Property right.

     Section 4.12.  Debt.  The Debentures constitute indebtedness of the
     ------------   ----
Seller and the full principal amount thereof (and the discount applicable thereto) is reflected in the financial statements included in the Seller's Form 10-Q. The Debentures are a valid and binding obligation of the Seller, enforceable in accordance with their terms. The Seller is not in default under any of the terms and conditions of the Debentures, and no event has occurred that, after notice or lapse of time or both, would constitute a default by the Seller or, to the Knowledge of the Seller and Armco, any other party to the Debentures or adversely effect the Seller's rights or obligations in connection with the Debentures.

     Section 4.13.  Undisclosed Liabilities.  The Seller has no debts,
     ------------   -----------------------
liabilities or obligations (direct or indirect, absolute or contingent, liquidated or unliquidated, or required or not required under GAAP to be reflected in its financial statements) that are not fully reflected on the Financial Statements or the notes thereto included in the Seller's Form 10-Q or are or will be reflected in the Statements or the schedules hereto, except to such extent that such undisclosed liabilities, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business.

     Section 4.14.  Compliance with Laws.  Other than as set forth in Schedule
     ------------   --------------------
4.14, the Seller is in compliance with all statutes, laws, regulations, rules, ordinances, orders, writs, judgments, stipulations, injunctions, decrees or determinations of any Governmental Authority ("Laws") applicable to the Seller, the Business or the Purchased Assets, except to the extent that such noncompliance would not have a material adverse effect on the Seller, the Purchased Assets or the Business.

     Section 4.15.  Litigation.
     ------------   ----------

     (a) Except as set forth in Schedule 4.15(a), there is no outstanding order, writ, judgment, stipulation, injunction, decree or determination before or by any Governmental Authority against the Seller or Armco, and there are no claims, actions, suits, investigations or proceedings of any kind pending, or in progress, or threatened, to the Knowledge of the Seller or Armco, before any Governmental Authority that seek to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, except with respect to investigations as may be threatened, pending or commenced pursuant to the HSR Act.

     (b) Except as set forth in Schedule 4.15(b), there are no claims, actions, suits, investigations or proceedings (including without limitation any such matters alleging noncompliance with any law) before or by any Governmental Authority or arbitral body pending, or in progress, to the Knowledge of the Seller or Armco, threatened relating to the Seller, the Business or the Purchased Assets.

     Section 4.16.  Environmental Matters ("Environmental Matters").
     ------------   -----------------------------------------------
Notwithstanding any other provision of this Article IV, the representations and warranties contained in this Section 4.16 are the sole representations and
                                 ------------
warranties made herein with respect to Environmental Matters (the
"Environmental Representations and Warranties").

     (a) The Seller and Armco have heretofore made available to the Buyer and Avesta, or their counsel or environmental consultants and engineers, complete and correct copies (or in the case of any of the following that have been oral in nature, summaries thereof) of all environmental reports, filings, notifications, investigations, assessments, audits and such evaluations, and all remedial action plans heretofore filed or furnished by the Seller or Armco to any Person or that the Seller or Armco have prepared or caused to be prepared with respect to any Environmental Liability or any potential Environmental Liability relating to the Seller or the Business, and all material correspondence and communications between the Seller and Armco and any Person relating to any Environmental Liability or any potential Environmental Liability.

     (b) Except as set forth in Schedule 4.16, there are no existing, or, to the Knowledge of the Seller or Armco, pending or threatened Environmental Claims relating to the Real Property or any facility or operations thereon, and the Seller has not received any notification or Knowledge of alleged or actual Environmental Claims for any disposal, release or threatened release at any location of any Hazardous Material generated at or transported from the Real Property.

    (c) Except as set forth in Schedule 4.16, to the Knowledge of Seller or Armco, no underground storage tank or other underground storage receptacle (or associated equipment or piping) for Hazardous Materials regulated by Environmental Requirements in force at the Closing is currently located on the Real Property.

     (d) Except as set forth in Schedule 4.16, to the Knowledge of Seller or Armco, there are no PCBs or friable asbestos located at or on the Real Property.

     (e) Except as set forth in Schedule 4.16, to the Knowledge of the Seller and Armco, no lien or other encumbrance has been imposed on the Real Property by any Governmental Authority due to either the presence of any Hazardous Material on or off the Real Property or a violation of any Environmental Requirement.

     (f) Except as set forth in Schedule 4.16, there are no notices issued pursuant to the citizen's suit provision of any Environmental Requirements relating to the Real Property or any facility or operations thereon.

     (g) Except as set forth in Schedule 4.16, to the Knowledge of the Seller and Armco, the Seller and Armco have not received any written request for information, notice, demand, letter, administrative inquiry, formal or informal complaint or claim with respect to any Environmental Conditions or violation of any Environmental Requirements relating to the Real Property or any facility or operations thereon for which requested work has not been completed or which has not otherwise been resolved.

    (h) Except as set forth in Schedule 4.16, the Seller currently has all permits, licenses, registrations or other authorizations required pursuant to any Environmental Requirements as currently enforced to operate the Baltimore Facility as currently operated by the Seller and such permits, licenses, registrations or other authorities are in full force and effect.

    (i) Except as set forth in Schedule 4.16, to the Knowledge of the Seller and Armco, there are no facts known and undisclosed related to Environmental Conditions at the Baltimore Site which would reasonably be expected to interfere materially with the Buyer's and Avesta's operation of the Business or use of the Purchased Assets as currently conducted or used.

    (j) Except as set forth in Schedule 4.16, to the Knowledge of Seller or Armco the Real Property does not contain and has not contained (i) any landfills or dumps; (ii) any hazardous waste or Special Waste management units as regulated by RCRA or any analogous state law; or (iii) any area or site on or nominated for the National Priority List promulgated pursuant to CERCLA.

    (k) Except as set forth in Schedule 4.16, to the Knowledge of the Seller and Armco, there are no outstanding consent decrees, consent judgments, compliance orders, agreed orders or administrative or judicial orders with respect to the Real Property relating to any Environmental Requirements.

    (l) Except as set forth in Schedule 4.16, to the Knowledge of Seller or Armco there are no wetlands currently regulated by Section 404 of the Clean Water Act on the Onsite Real Property.

    (m) With regard to Environmental Matters, the following definitions shall apply:

  (i) "Environmental Claims" shall mean all accusations, allegations, investigations, warnings, notice letters, notices of violation, liens, orders, claims, demands, suits or administrative or judicial actions for any injunctive relief, fines, penalties or any damage, including without limitation personal injury, property damage (including any depreciation of property values), lost use of property, Natural Resource Damages or environmental response or removal costs arising out of Environmental Conditions on the Real Property or under any Environmental Requirements.

     (ii) "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal, release or threatened release of Hazardous Materials, whether or not yet discovered which could or does result in Environmental Claims. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating or otherwise emanating from, to, or located at, under or on the Real Property.

     (iii) "Environmental Expenses" shall mean any liability (including strict liability), loss, cost, penalty, fine, punitive damages, encumbrance or expense relating to any Environmental Claim or Environmental Conditions or incurred in compliance with any Environmental Requirements, including without limitation the costs of investigation; cleanup; remedial, monitoring, corrective, removal or other responsive action; compliance costs; settlement costs; and related legal and consulting fees and expenses.

 (iv) "Environmental Requirements" shall mean all present and future laws, all rules, regulations, ordinances, codes, policies, guidance documents, approvals, plans, authorizations, licenses, permits issued by any Governmental Authority and all judicial, administrative and regulatory decrees, judgments and orders relating to human health, pollution or protection of the environment (including ambient air, surface water, ground water, land surface or surface strata), including (A) Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, and (B) Laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, removal, cleanup, recovery, transport or other handling of industrial materials, wastes, or other handling of Hazardous Materials. Environmental Requirements shall include CERCLA; SARA; the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended; RCRA; the Clean Water Act, as amended; the Safe Drinking Water Act, as amended; the Clean Air Act, as amended; the Atomic Energy Act of 1954, as amended; and all analogous laws promulgated or issued by any Governmental Authority.

    (v) "Hazardous Materials" shall mean any substance that is or becomes defined as a "hazardous substance," "hazardous waste," "hazardous material," pollutant or contaminant under any Environmental Requirements, including CERCLA, SARA, RCRA and any analogous Law; petroleum (including crude oil and any fraction thereof); and any natural or synthetic gas (whether in liquid or gaseous state).

     (vi) "Special Waste" shall mean any solid waste from a nonresidential source that is: (A) a waste containing free liquids; (B) a sludge waste; (C) an industrial process waste; (D) a pollution control waste; or (E) contaminated soil, residue, debris and articles from the cleanup of a release of Hazardous Materials.

     Section 4.17.  Labor Relations; Employees.  The Seller currently
     ------------   ---------------------------
employs a total of 375 employees.  With respect to such employees:

     (a) Other than as set forth on Schedule 4.17(a), the Seller has paid in full all due and owing wages, salaries, commissions, bonuses, fringe benefit payments and all other direct and indirect compensation of any kind for all services performed by them ("Employment Costs") to the date hereof.

     (b) Other than as set forth on Schedule 4.17(b) there are no actions, suits, investigations or claims of any kind pending, in progress or, to the best Knowledge of the Seller or Armco, threatened before the National Labor Relations Board, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, Department of Labor or any court or other Governmental Authority alleging against the Seller any unfair labor practice, job-related discrimination, safety or wage or hour violation or violation of any Law dealing with employment and employment practices, terms and conditions of employment and wage and hours requirements.

     (c) There is not currently, and has not been during the last two years, any strike, work stoppage, interference with production or slowdown in progress involving or, to the Knowledge of the Seller and Armco, threatened against the Seller.

     (d) There is not currently, and has not been during the last two years, any question of representation under the National Labor Relations Act, as amended, or any state equivalent thereof, raised or, to the Knowledge of the Seller and Armco, threatened with respect to any employees of the Seller.

     (e) Except as set forth in Schedule 4.17(e), there is not currently, and has not been during the last two years, any grievance pending or, to the Knowledge of the Seller and Armco, threatened against the Seller.

     Section 4.18.  Insurance.  Set forth in Schedule 4.18 is an accurate and
     ------------   ---------
complete list of all Insurance Policies held or participated in by the Seller and the insurer, type of insurance, policy number for each policy and all self-insurance or captive insurance programs, any pending claims under each policy and program, and all claims, cost and cost experience under each policy and program in respect of the Seller since May 1, 1992. Each Insurance Policy is in full force and effect and free from any matured rights of termination on the part of the carriers; the Seller is in full compliance with the terms therewith; and no notice of cancellation or nonrenewal of any Insurance Policy has been received. The Seller is not in default and has not failed to give any notice of claim thereunder in due and timely fashion. The Seller has not, during the past two fiscal years, been denied or had revoked or rescinded by any carrier any policy of insurance.

     Section 4.19.  Employee Benefit Plans.
     ------------   ----------------------

     (a) Set forth in Schedule 4.19(a) is a true and accurate list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each fringe benefit plan or program or other similar employee benefit plan, program, arrangement or agreement, whether insured or uninsured, funded or unfunded, maintained by the Seller, or to which the Seller contributes or is legally obligated to contribute, for its employees (collectively, the "Welfare Benefit Plans" and, individually, a "Welfare Benefit Plan").

     (b) Set forth in Schedule 4.19(b) is a true and accurate list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and each other employee pension plan, program, arrangement or agreement, whether insured or uninsured, funded or unfunded, including but not limited to each deferred compensation plan, bonus or other incentive compensation plan, stock option plan, employee stock purchase plan, severance plan or policy, and each other similar employee benefit plan, agreement, arrangement or commitment maintained or promised by the Seller, or to which the Seller contributes or is legally obligated to contribute, for its employees (collectively the "Pension Benefit Plans" and, individually, a "Pension Benefit Plan").

     (c) Except as set forth in Schedule 4.19(c), there is no "accumulated funding deficiency" (as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code) (whether or not waived) that exists, asserted or unasserted, with respect to any plan year of any Pension Benefit Plan subject to the minimum funding requirements of ERISA and the Code.

     (d) Except as set forth in Schedule 4.19(d), there are no liabilities of the Seller, contingent or otherwise, accrued or unaccrued, asserted or unasserted, with respect to any Pension Benefit Plan or Welfare Benefit Plan, for which Buyer could, because of this Agreement or the transaction contemplated hereby, become obligated, or that have or will result in any lien or other incumbrance on any Purchased Asset.

     (e) Set forth in Schedule 4.19(e) is a true and accurate list of the amount of each contribution made with respect to each Welfare Benefit Plan for the fiscal year ending December 31, 1993.

     (f) Set forth in Schedule 4.19(f) is a true and accurate list of each separate administrative services agreement and each separate insurance or annuity contract or policy associated with or related to each Welfare Benefit Plan.

     (g) True and complete copies of the Welfare Benefit Plans and the Pension Benefit Plans listed on Schedules 4.19(a) and (b), the summary plan descriptions and other written descriptions of such plans, the Forms 5500 and actuarial reports (if applicable) with respect to all such plans for the two most recent plan years, all separate administrative service agreements and insurance or annuity contracts or policies related to any Welfare Benefit Plan and all amendments thereto have heretofore been delivered to the Buyer. All such plans, agreements, contracts and policies are in full force and effect.

     (h) The Seller does not have any obligation to provide any medical or health benefits to any former employees or retired employees, except as provided in Schedule 4.19(h) or to the extent required by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and, except as provided in Schedule 4.19(h), the Seller does not have any obligation to provide benefits (other than benefits provided pursuant to qualified retirement plans) with respect to any former or retired employees of the Seller or with respect to any current employee of the Seller after the employee's retirement or other termination of employment.

	(i) The Seller has complied in all material respects with the requirements of Title X of COBRA and the rules and regulations thereunder.

     Section 4.20.  Tax Matters.  Notwithstanding any other provision of this
     ------------   -----------
Article IV, the representations and warranties contained in this Section 4.20
                                                                 ------------
are the sole representations and warranties made herein with respect to Taxes.

     (a) Except as set forth on Schedule 4.20, the Seller and Armco have timely paid in full all Taxes which are due and payable by or on behalf of the Seller or claimed by any Governmental Authority to be due and payable by or on behalf of the Seller (whether or not shown on any Return) (the "Taxes"), except for Taxes which are being contested in good faith by appropriate proceedings as described in Schedule 4.20. The Seller and Armco have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes by or on behalf of the Seller (including, without limitation, withholding of Taxes pursuant to Code Sections 1441 and 1442 or similar provisions under any foreign Laws) and have, within the time and within the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.

     (b) The Seller and Armco have timely filed all federal, state, county, local, foreign and other Tax returns, declarations, estimates, information statements, reports, claims for refund and similar documents relating to, or required to be filed in respect of, any Taxes (including any information returns or reports required to be filed by the Seller or Armco with respect to payments to (or from) third parties (including backup withholding)) (collectively, the "Returns") required to be filed by or on behalf of the Seller, and all such Returns are true, correct and complete in all respects and accurately reflect all income, deductions, credits and liability for Taxes of the Seller.

     (c) The Seller and Armco have not been delinquent in the payment of any Tax of Seller and have no Tax deficiency or claim outstanding, threatened, proposed or assessed against either of them with respect to the Taxes of Seller, and there is no basis for any such deficiency or claim. No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns of the Seller. There is not now in force any extension of time with respect to the date on which any Return was or is due to be filed by or on behalf of the Seller, or any waiver, consent or agreement by either of them for the extension of time for the assessment of any Tax of the Seller. No other Taxes of the Seller are due or payable. There are no liens or encumbrances for Taxes of the Seller or on the Purchased Assets, except for Taxes not yet due and payable.

     (d) None of the Purchased Assets (i) is property which is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Code Section 168(f)(8); (ii) directly or indirectly secures any debt, the interest on which is exempt from Tax under Code Section 103(a); or (iii) is "tax-exempt use property" within the meaning of Code
Section 168(h). Neither the Seller nor Armco is a "foreign person" within the meaning of Code Section 1445(f)(3). The transactions contemplated by this Agreement are not subject to the Tax withholding provisions of Code Section 3406 or of Subchapter A of Chapter 3 of the Code, or of any other comparable provision of Law.

     Section 4.21.  Absence of Changes or Events.  Other than as set forth in
     ------------   ----------------------------
Schedule 4.21, since June 30, 1994 (except as to Section 4.21(a) which shall
                                                 ---------------
be since January 1, 1994), the Seller has conducted the Business only in the ordinary course consistent with past practice and has not done or suffered to occur or continue any of the following except as the following, individually or in the aggregate, would not have a material adverse effect on the Seller, the Purchased Assets or the Business:

     (a)  Made any change in accounting principles.

     (b) Incurred or assumed any obligations or liabilities, absolute or contingent, except for current liabilities of the Seller incurred in the ordinary course of business consistent with past practice.

     (c) Mortgaged, granted a security interest in or otherwise hypothecated, granted or suffered to attach any lien, encumbrance, claim, charge or restriction to any asset, property, interest, right or claim.

     (d) Acquired, accepted transfer or assignment or taken delivery of or sold, transferred, assigned, granted any option or right to purchase, leased, licensed, sublicensed, abandoned or otherwise disposed of any assets, property, interests, rights or claims other than in the ordinary course of business consistent with past practice.

    (e) Received any notice of termination or amendment of any Permit, Contract or Insurance Policy.

    (f) Experienced any labor union organizing activity, actual or threatened employee strikes, work stoppages, slow-downs, lock-outs or other adverse changes in its relationship with any employees or independent contractors.

    (g) Made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration, paid or promised to pay any bonus, advance, pension, severance or vacation pay, other than in the ordinary course of business consistent with past practice or pursuant to the termination plan, a copy of which shall be provided by the Seller to the Buyer at least 5 days prior to the Closing, (the "Termination Plan"), or made any loan to any director, officer or employee.

    (h) Commenced, settled or agreed to settle any litigation, action, proceeding or arbitration; cancelled or compromised any debt or claim; or waived or released any right or consented to nonperformance of any obligation.

    (i) Failed to repair, restore, replace or replenish any Real Property or Equipment in a normal and customary manner, consistent with prior practice; made any purchase commitment in excess of the normal and ordinary requirements of the Business at any price in excess of the then current market price or upon terms and conditions more onerous than those prevailing in the industry; or engaged in any marketing, purchasing, sales, personnel or other practices inconsistent with prior practice.

    (j) Suffered any damage or destruction by fire, other casualty or other occurrence or any taking by eminent domain or other Governmental Action, whether or not reimbursed by insurance proceeds or any other award or payment, with respect to any assets or properties.

    (k) Accelerated or delayed collection of any Receivables, incurrence or payment of any liabilities beyond the due date or performance of any services or other obligations.

    (l) Entered into, amended, terminated, abandoned or suffered to be terminated or revoked any transaction or Contract, or made any change in the terms of any Permits.

    (m) Suffered a material adverse change in the Business or the Purchased Assets of the Seller (other than such changes as are attributable to developments or conditions affecting the stainless steel plate business generally).

     Section 4.22.  Customers and Suppliers.  Set forth in Schedule 4.22 is a
     ------------   -----------------------
list of the twenty largest customers and the ten largest suppliers of the Seller by dollar volume of business for the twelve months ending December 31, 1993, and the twelve months ending December 31, 1994.

     Section 4.23.  Financing Ability to Perform.  The Seller and Armco have,
     -------------  -----------------------------
and at the Closing will have, available the resources to satisfy the Retained Liabilities and fulfill their other obligations pursuant to this Agreement, including Armco's obligations under Section 13.7(a).
                                    ---------------

     Section 4.24.  Fair Consideration.  The Consideration represents
     ------------   ------------------
 reasonably equivalent value for the Purchased Assets and was negotiated by the Seller and Armco in good faith.

     Section 4.25.  Brokers' or Finders' Fees.  No agent, broker, investment
     ------------   -------------------------

banker or other Person acting on behalf of the Seller or Armco is or will be entitled, directly or indirectly, to any broker's or finder's fee or any other commission or similar fee from any of the parties hereto in connection with any of the transactions contemplated hereby.

                               ARTICLE V.
         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND AVESTA

     The Buyer and Avesta, jointly and severally, hereby represent and warrant to the Seller and Armco as set forth below.

     Section 5.1.  Organization.  The Buyer and Avesta are corporations duly
     ------------  ------------
organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 5.2.  Authority; Consents.  Each of the Buyer and Avesta has the
     -----------   -------------------
corporate power to execute, deliver and perform this Agreement and all other agreements, instruments, certificates and documents contemplated hereby. Each of the Buyer and Avesta has taken all corporate action required by its certificate of incorporation and its bylaws to authorize the execution and delivery of this Agreement and all other agreements, instruments, certificates and documents contemplated hereby and to consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Buyer and Avesta. This Agreement and the other agreements, instruments, certificates and documents contemplated hereby are, or will when executed be, valid and binding obligations of the Buyer and Avesta, enforceable against the Buyer and Avesta in accordance with their terms and conditions. Neither the execution and delivery of this Agreement and the other agreements, instruments, certificates and documents contemplated hereby, nor the consummation of the transactions contemplated hereby, nor compliance by the Buyer or Avesta with the terms and conditions hereof, will (a) conflict with or result in a breach of any provision of the Buyer's or Avesta's certificate of incorporation or bylaws, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) or require a Third-Party Consent under the terms, conditions or provisions of any note, lien, bond, mortgage, indenture, license, lease, contract, consent order, permit or other instrument or obligation to which the Buyer or Avesta is a party or by which the Buyer or Avesta or any of their properties or assets may be bound, other than the consent of certain lenders of Avesta Sheffield AB (the "Lenders' Consent"), (c) violate any judgment, order, writ, injunction or decree of any Governmental Authority or (d) require any Governmental Action except for filing of a Notification and Report Form and expiration of the waiting period under the HSR Act.

     Section 5.3.  Litigation.  There is no outstanding order, writ, judgment,
     -----------   ----------
stipulation, injunction, decree or determination of any Governmental Authority against the Buyer or Avesta and are no claims, actions, suits, investigations or proceedings of any kind pending, in progress or, to the best Knowledge of the Buyer or Avesta, threatened before any Governmental Authority which seek to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, except with respect to investigations pending or commenced pursuant to the HSR Act.

     Section 5.4.  Financial Ability to Perform.  The Buyer and Avesta
     -----------   ----------------------------

have, and at the Closing will have, available funds to pay the Cash Consideration and resources to satisfy the Assumed Liabilities and fulfill their other obligations pursuant to this Agreement, including Avesta's obligations under Section 13.7(b).
                  ---------------

     Section 5.5.  Brokers' or Finders' Fees.  No agent, broker, investment
     -----------   -------------------------

banker or other Person acting on behalf of the Buyer or Avesta is or will be entitled, directly or indirectly, to any broker's or finder's fee or any other commission or similar fee from any of the parties hereto in connection with any of the transactions contemplated hereby.

                                     ARTICLE VI.
                     PRECLOSING COVENANTS OF THE SELLER AND ARMCO

     The Seller and Armco, jointly and severally, covenant that between the date hereof and the Closing:

     Section 6.1.  Maintenance of Corporate Status.  The Seller and Armco
     -----------   -------------------------------

shall at all times be corporations, validly existing and in good standing under the laws of their states of incorporation.

     Section 6.2.  Operation of the Business.  The Seller shall operate the
     -----------   -------------------------

Business diligently and in the ordinary course of business, consistent with past practice, shall not take any action in breach of any term or condition of this Agreement and shall notify promptly the Buyer or Avesta upon becoming aware of any breach of any representation, warranty, term or condition of this Agreement.

     Section 6.3.  Tax Matters.  Neither the Seller nor Armco shall make any
     -----------   -----------

election or take any action outside the ordinary course of business with respect to the Taxes of the Seller without the Buyer's written consent, whether relating to the transactions contemplated by this Agreement or otherwise, if such election or action will adversely affect the Buyer.

     Section 6.4.  Legal Compliance.  The Seller shall operate the Business
     -----------   ----------------
consistent with past practice, in compliance, in all material respects, with all Laws and any other existing consent judgments or other similar requirements and with all Permits.

     Section 6.5.  Preservation of the Business.  The Seller shall use
     -----------   ----------------------------

reasonable efforts consistent with past practice to (a) preserve the Business and its goodwill, (b) maintain the services of employees, agents and representatives on existing terms and conditions (except as provided for under the Termination Plan or pursuant to any arrangement between the Seller and the Unions), (c) preserve good business relationships with suppliers and customers on existing terms and conditions, and (d) provide service to each customer consistent with past practice.

     Section 6.6.  Access to the Purchased Business.  The Seller and Armco
     -----------   --------------------------------

shall supply the Buyer and Avesta with all information concerning the Seller, the Purchased Assets and the Business that the Buyer and Avesta shall reasonably request; permit, at such reasonable times and intervals as the parties may determine, the Buyer, Avesta and their legal counsel, accountants and other authorized representatives, during normal business hours, to (a) enter upon the Seller's office and production sites and inspect the Purchased Assets, (b) examine the books and records, (c) investigate the operations and
(d) consult with and receive assistance from the officers, employees, legal counsel, accountants and other authorized representatives of the Seller and Armco; and cooperate with the Buyer and Avesta in taking such actions, carrying out any tests and examinations of the Purchased Assets and otherwise conducting a business, financial, accounting and legal investigation of the Seller, the Purchased Assets and the Business.

     Section 6.7.  Environmental Investigation.  The Seller and Armco shall
     -----------   ---------------------------
provide to the Buyer and Avesta such access to the Real Property, the Baltimore Site and the Baltimore Facility as is reasonably necessary to conduct such environmental investigations as are deemed appropriate by the Buyer and Avesta, which access shall be at reasonable times and upon reasonable notice and shall include, without limitation, the following:

     (a) Conduct of soil borings, groundwater sampling and sampling of suspected asbestos-containing or PCB-containing materials;

     (b) A physical inspection of the Real Property, the Baltimore Site and the Baltimore Facility; and

     (c) Examination of all documents pertaining or relating to any Environmental Conditions or compliance with Environmental Requirements.

     Section 6.8.  Governmental Actions.   The Seller and Armco shall prepare
     -----------   --------------------
and make all filings (in addition to the Notification and Report Form heretofore filed under the HSR Act) and take all other actions as may be required to be taken by the Seller or Armco to obtain any Governmental Action in connection with the transactions contemplated by this Agreement.

     Section 6.9.  Approvals.  The Seller and Armco shall use their reasonable
     -----------   ---------
efforts to obtain all Third-Party Consents that are required to be obtained by Seller or Armco and all approvals, consents and waivers required from the stockholders and Debentureholders of the Seller and to deliver all required notices to such persons. Armco shall vote all stock in the Seller held by Armco in favor of approval of the transactions contemplated by this Agreement and the Plan of Reorganization and Dissolution.

     Section 6.10.  Exclusivity.  The Seller and Armco shall not solicit,
     -------------  -----------
directly or indirectly, any inquiries or proposals or enter into or continue any discussions, negotiations or agreements with any third party relating to any sale or disposition of any assets or ownership interest in the Seller or any business combination relating to the Seller or any part of the Business (other than sales of inventory in the ordinary course of business) from the date hereof to the date of termination of this Agreement.

     Section 6.11.  Survey.  As soon as possible after the date hereof, the
     ------------   ------
Seller, at its sole expense, shall obtain and deliver to Buyer an as-built survey of the Real Property (the "Survey"), which Survey shall be prepared in accordance with ALTA Minimum Standard Detail Requirements. The Survey shall be certified by a registered engineer or surveyor satisfactory to the Buyer as to (a) the exact location of all improvements, building setback lines, easements, rights-of-way and encroachments affecting the Real Property, if any, and other matters apparent thereon, (b) the relation of the Real Property to all adjacent public thoroughfares and (c) whether or not the Real Property lies in an "area of special flood hazard" for purposes of the National Flood Insurance Program. The Survey shall be sufficient to cause the standard survey exceptions to be deleted from the title policy referred to in
Section 10.2(l).
---------------

     Section 6.12.  Evidence of Title.  As soon as possible after the date
     -----------    -----------------
hereof, the Buyer, at the Buyer's expense, shall procure an ALTA 1970 Form B standard title insurance commitment (the "Title Commitment"), which Title Commitment shall be issued by a title insurance company of national reputation satisfactory to the Buyer and show the condition of the Seller's title to the Real Property. The Buyer, at the Buyer's expense, shall cause such title insurance company to provide copies of all documents creating exceptions to title, endorsements for access, zoning, and such other matters as the Buyer may reasonably require.

                                   ARTICLE VII.
                   PRECLOSING COVENANTS OF THE BUYER AND AVESTA

     The Buyer and Avesta, jointly and severally, covenant that between the date hereof and the Closing:

     Section 7.1.  Development of Environmental Work Plan.  The Buyer and
     -----------   --------------------------------------
 Avesta shall develop and deliver a copy to the Seller and Armco of a work plan for remediation of the Baltimore Site (the "Work Plan"), which Work Plan shall address the following subjects: construction of a slurry wall or other equivalent barrier system (including ground water monitoring); the emission dust landfill; the acid ponds; removal of underground storage tanks; design of an oil recovery system; remediation of the lime sludge landfill, the slag pile, the effluent basin, the oil and grease pad, the acid pad and the emission dust silo; removal of PCBs originating from transformers/oils; control of stormwater (including soil stabilization); modification of the wastewater treatment plant; transfer or modification of air permits; and control of emissions to the air (including emissions from the cold anneal and pickle line). The Work Plan shall be in the form delivered by the Buyer and accepted by the Seller on or prior to the date hereof.

     Section 7.2.  Governmental Action.  The Buyer and Avesta shall prepare
     -----------   -------------------

and make all filings (in addition to the Notification and Report Form heretofore filed under the HSR Act) and take all other actions as may be required to obtain any Governmental Action in connection with the transactions contemplated by this Agreement; provided, however, that the Buyer and Avesta shall not be obligated hereby to commence, prosecute or defend any legal proceeding, enter into any consent decree, accept any restriction or limitation upon their future operations or business or agree to any change in the terms of this Agreement or the transactions contemplated hereby.

     Section 7.3.  Inconsistent Actions.  Neither the Buyer nor Avesta shall
     -----------   --------------------

take any action or omit to take any action that would or could result in a breach of any term or condition of this Agreement or result in any representation or warranty contained in this Agreement being inaccurate or incorrect in any respect as of the Closing Date and shall notify promptly the Seller or Armco of any act, omission or occurrence that constitutes or, with the giving of notice or passage of time, would constitute a breach of any representation, warranty, term or condition.

                                   ARTICLE VIII.
                   CONDITIONS OF THE BUYER AND AVESTA TO CLOSING

     The obligations of the Buyer and Avesta to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Buyer and Avesta):

     Section 8.1.  Representations and Warranties.  The representations and
     -----------   ------------------------------
warranties of the Seller and Armco set forth in this Agreement and any other agreements, instruments, certificates or documents delivered to the Buyer or Avesta pursuant hereto shall be accurate and complete in all material respects as if made on and as of the Closing Date.

     Section 8.2.  Performance of Covenants.  The Seller and Armco shall have
     ------------  ------------------------
duly performed and complied, in all material respects, with all covenants and conditions required by this Agreement to be performed or complied with by the Seller and Armco at or before the Closing.

     Section 8.3.  Governmental Actions.  All Governmental Actions required
     ------------  --------------------
for consummation of the transactions contemplated hereby (including expiration of the waiting period under the HSR Act) shall have occurred or been obtained.

     Section 8.4.  Environmental Permit Transfer.  All Permits that are
     ------------  -----------------------------
mandated by Environmental Requirements shall have been transferred or assigned to the Buyer and Avesta in accordance with applicable Laws except to the extent that the Buyer and Avesta and the Seller and Armco agree that such a transfer or assignment is not required.

     Section 8.5.  Approvals.  All approvals, consents and waivers, including
     ------------  ---------
the Lenders' Consent, required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

     Section 8.6.  Third-Party Consents.  The Seller and Armco shall have
     ------------  --------------------
obtained all Third-Party Consents required for consummation of the transactions contemplated hereby.

     Section 8.7.  Adverse Change.  There has been no material adverse change
     ------------  --------------
in the Purchased Assets or the Business (other than such changes as are attributable to developments or conditions affecting the stainless steel plate business generally).

     Section 8.8.  Taking or Casualty.  No taking by condemnation or pursuant
     ------------  ------------------
to any power of eminent domain or other governmental act shall have occurred or been threatened and no casualty affecting the Real Property, the Equipment or any substantial part thereof shall have occurred.

     Section 8.9.  Union Agreements.  The Buyer shall have entered into a
     ------------  ----------------
collective bargaining agreement or agreements with the United Steelworkers of America (acting on behalf of Locals 1245 and 8020 (the "Union")) governing the terms and conditions of employment of Former Represented Employees, which agreement or agreements shall be to the satisfaction of the Buyer and Avesta, and the Union shall have ratified such agreement in accordance with any procedures required to render it effective.

     Section 8.10.  Litigation.  No action or proceeding shall have been
     ------------   ----------
commenced or overtly threatened by any Governmental Authority (other than in any such entity's capacity as a shareholder of Eastern) that would restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement on the terms set forth herein or could have a material adverse effect on the Purchased Assets or the Business. No action or proceeding shall have been commenced before any Governmental Authority that restrains, enjoins or otherwise prevents consummation of any of the transactions contemplated by this Agreement on the terms set forth herein or would reasonably be expected to impair materially the use of the Purchased Assets by the Buyer.

     Section 8.11.  Armco Assumption.  Armco and the Seller shall have
     ------------   ----------------
entered into the Armco Assumption Agreement substantially in the form set forth in Exhibit B.

     Section 8.12.  Closing Actions.  The Seller and Armco shall have executed
     ------------   ---------------
and delivered all documents and taken all other actions provided under Article X to be taken by them at the Closing.

                                     ARTICLE IX.
                   CONDITIONS OF SELLER AND ARMCO TO CLOSING

     The obligations of the Seller and Armco to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Seller and Armco):

    Section 9.1.  Representations and Warranties.  The representations and
    -----------   ------------------------------
warranties of the Buyer and Avesta set forth in this Agreement and any other agreements, instruments, certificates or documents delivered to the Seller or Armco pursuant hereto shall be accurate and complete as if made on and as of the Closing Date.

    Section 9.2.  Performance of Covenants.  The Buyer and Avesta shall have
    ------------  ------------------------
duly performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer and Avesta at or before the Closing.

     Section 9.3.  Governmental Actions.  All Governmental Actions required
     ------------  --------------------
for consummation of the transactions contemplated hereby (including expiration of the waiting period under the HSR Act) shall have occurred or been obtained.

    Section 9.4.  Union Agreement.  The Seller and Armco shall have entered
    ------------  ---------------
into a closing agreement with the Union relating to the termination of the collective bargaining agreement between the Seller and the Union, which agreement shall be satisfactory to the Seller and Armco, and the Union shall have ratified such closing agreement in accordance with any procedures required to render it effective.

     Section 9.5.  Work Plan.  The Buyer and Avesta shall have developed the
     -----------   ---------
Work Plan and furnished a copy thereof to the Seller.

    Section 9.6.  MDE Acknowledgment and Approval.  The MDE shall have
    -----------   -------------------------------
acknowledged and approved to the satisfaction of the Buyer and Avesta and the Seller and Armco the transfer to the Buyer and Avesta, as of the Closing Date, of the Seller's and Armco's obligations and liabilities under the Consent Judgment that arise or may arise after the Closing Date and shall have agreed to look solely to the Buyer and Avesta for any actions required to be taken under the Consent Judgment after the Closing Date or for any violations of the Consent Judgment that arise or occur after the Closing Date.

     Section 9.7.  Agreements Relating to Former Employees.
     -----------   ---------------------------------------

    (a) The Buyer shall have entered into a collective bargaining agreement or agreements with the Union that provide(s), in part, for the Buyer to provide the following benefits to Former Represented Employees:

     (i) Medical benefits for Former Represented Employees similar to those medical benefits provided for such employees on September 30, 1994, under applicable written plan documents (the "Plans") of the Seller or, at the Buyer's discretion, under the Buyer's medical Plan for employees represented by a union at its New Castle, Indiana, production facility (the "New Castle Plant"); provided, however, that the Buyer shall not be obligated to provide retiree medical benefits with respect to any Former Represented Employee who either retires or whose employment is terminated for any reason by the Buyer prior to the second anniversary of the Closing Date.

     (ii) Pension benefits for Former Represented Employees similar to the benefits provided under the Buyer's retirement Plan for employees represented by a union at the New Castle Plant or as otherwise agreed to between the Buyer and the Union.

    (b) The Buyer shall have taken all actions as are necessary to effect the following benefits for Former Non-Represented Employees:

     (i) The Buyer shall provide medical benefits for Former Non-Represented Employees that are similar to those medical benefits provided on September 30, 1994, for employees of the Seller that are not represented by a union under the Seller's Plans or, at the Buyer's discretion, similar to benefits provided under the Buyer's medical Plan for salaried employees at the New Castle Plant; provided, however, that the Buyer shall not be obligated to provide retiree medical benefits to any Former Non-Represented Employee who either retires or whose employment is terminated for any reason by the Buyer prior to the second anniversary of the Closing Date.

    (ii) The Buyer shall provide pension benefits for Former Non-Represented Employees similar to the benefits provided under the Buyer's pension Plan for salaried employees at the New Castle Plant.

    (c) For purposes of this Agreement, "Former Employee" means a Former Represented Employee or a Former Non-Represented Employee, as such terms are
defined in this paragraph.   "Former Represented Employee" means an employee
(i) who is on active status with the Seller at the Baltimore Site on the Closing Date (which includes any employee of the Seller who is on lay-off status, short-term medical or disability leave or vacation on such date), (ii) whom the Buyer determines is needed for operation of the Business and (iii) who is employed by the Buyer to work at the Baltimore Site following the Closing Date; provided, however, that an employee shall be considered a Former Represented Employee only if he or she retains seniority under a collective bargaining agreement between the Seller and the Union on the Closing Date and is covered by a collective bargaining agreement between the Buyer and the Union on the first business day following the Closing Date on which he or she is employed by the Buyer. "Former Non-Represented Employee" means an employee (i) who is on active status and with the Seller at the Baltimore Site as of the Closing Date (which includes any employee of the Seller who is on lay-off status, short term medical or disability leave or vacation on such dates), (ii) who is not a Former Represented Employee, (iii) whom the Buyer determines is needed for operation of the Business and (iv) who is employed by the Buyer to work at the Baltimore Site as of the first business day following the Closing Date.

     Section 9.8.  Stockholder Approvals.  The Seller shall have received all
     -----------   ---------------------
stockholder approvals required for the consummation of the transactions contemplated by this Agreement.

     Section 9.9.  Litigation.  No action or proceeding shall have been
     ----------    ----------
commenced or overtly threatened by any Governmental Authority (other than in any such entity's capacity as a shareholder of Eastern) that would restrain, enjoin or otherwise prevent consummation of any of the transactions contemplated by this Agreement on the terms set forth herein or could have a material adverse effect on the Purchased Assets or the Business. No action or proceeding shall have been commenced before any Governmental Authority that restrains, enjoins or otherwise prevents the consummation of any of the transactions contemplated by this Agreement upon the terms set forth herein.

    Section 9.10.  Closing Actions.  The Buyer and Avesta shall have executed
    ------------   ---------------
and delivered all documents and taken all other actions provided under Article X to be taken by them at the Closing.

                                     ARTICLE X.
                                      CLOSING

     Section 10.1.  Closing.  The consummation of the transactions
     ------------   -------
contemplated hereby (the "Closing") shall be held at the offices of Ice Miller Donadio & Ryan at 10:00 A.M., Indianapolis time, on a date as soon as practicable after the conditions to the Closing have been satisfied or such other place, time and date as the parties may mutually determine ( the "Closing Date"). Time is of the essence of this Agreement.

     Section 10.2.  Documents to be Delivered by the Seller and Armco.  On or
     ------------   -------------------------------------------------
before the Closing and effective as of the Closing Date, the Seller and Armco shall deliver to the Buyer and Avesta the following, all of which shall be in a form that is reasonably satisfactory to the Buyer and Avesta:

     (a) Duly executed confirmatory special warranty deeds and (if appropriate) articles of transfer and certificates of conveyance for all of the Purchased Assets, which deeds and articles of transfer shall employ the legal descriptions included in the Survey.

     (b)  Duly executed bills of sale for all Personal Property.

     (c) Duly executed assignments of all Contracts and Permits, the Seller's Intellectual Property and the Seller's Third-Party Intellectual Property Rights and such duly executed Third-Party Consents as are required for the Seller to make such assignments.

     (d) Duly endorsed documents of title and such other instruments of conveyance and other documents as the Buyer shall request for the purpose of transferring the Purchased Assets, including but not limited to a duly executed seller's affidavit relating to the Real Property (if required to remove any standard exception in the title insurance policy referred to under paragraph (1)) and an affidavit stating that the Seller is not a "foreign person" as such term is used in Code Section 1445.

     (e) A duly executed Tolling Agreement substantially in the form set forth in Exhibit A.

     (f) Articles or certificates of incorporation, as the case may be, and all amendments thereto, of the Seller and Armco, duly certified by appropriate officials of their respective jurisdictions of incorporation.

     (g) Certificates of good standing or existence, as available, dated as of a date no earlier than five business days prior to the Closing and executed by appropriate officials of the respective jurisdictions of incorporation of the Seller and Armco.

     (h) Bylaws of the Seller and regulations of Armco, and all amendments thereto, duly certified by the Secretaries of the Seller and Armco, respectively.

     (i) Resolutions of the Board of Directors and stockholders of the Seller and the Board of Directors of Armco authorizing the transactions contemplated by this Agreement, duly certified by the Secretaries of the Seller and Armco, respectively.

     (j) Certificates of officers of the Seller and Armco to the effect that all conditions to the Closing to be performed or satisfied by the Seller and Armco have been performed or satisfied.

     (k) Opinion of Arnold & Porter, counsel to the Seller and Armco, in a form reasonably satifactory to the Buyer and its Counsel;

     (l) An owner's policy of title insurance in accordance with the Title Commitment in the amount of the value of the Real Property set forth in Appendix 2 and showing the Buyer to have good and marketable title in the Real Property, subject only to current taxes and assessments not yet due and payable.

     (m)  The Survey.

     (n) A release by Armco, of any lien, claim or encumbrance to the Purchased Assets or the Business in favor of the Buyer and Avesta (except for (i) any rights of Armco and obligations and liabilities of the Buyer and Avesta arising out of or relating to this Agreement, (ii) any rights of subrogation Armco may have with respect to its guaranty of the Debentures and

 (iii) any trade payables assumed by the Buyer and Avesta payable to Armco or any of its affiliates) in a form reasonably satisfactory to the Buyer and its Counsel.

     Section 10.3.  Documents to be Delivered by the Buyer and Avesta.  On or
     ------------   -------------------------------------------------
before the Closing and effective as of the Closing Date, the Buyer and Avesta shall deliver to the Seller and Armco the following, all of which shall be in a form that is satisfactory to the Seller and Armco:

     (a) Duly executed instruments, agreements and all other documents necessary for assumption of all Assumed Liabilities, including, without limitation, the Buyer's assumption of the Debentures.

     (b) A duly executed Tolling Agreement substantially in the form set forth in Exhibit A.

     (c) Certificates of incorporation and all amendments thereto of the Buyer and Avesta, duly certified by appropriate officials of the State of Delaware.

     (d) Certificates of good standing dated as of a date no earlier than five business days prior to the Closing Date, executed by appropriate officials of the State of Delaware.

     (e) Bylaws of the Buyer and Avesta, and all amendments thereto, certified by the Secretaries of the Buyer and Avesta, respectively.

     (f) Resolutions of the Boards of Directors of the Buyer and Avesta, authorizing the transactions contemplated by this Agreement, duly certified by the Secretaries of the Buyer and Avesta, respectively.

     (g) Certificates of officers of the Buyer and Avesta to the effect that all conditions of the Seller and Armco to the Closing to be performed or satisfied by Buyer and Avesta have been performed or satisfied.

     (h) An opinion of Ice Miller Donadio & Ryan, counsel to the Buyer and Avesta, in a form reasonably acceptable to the Seller and its Counsel.

      Section 10.4.  Payment of Cash Consideration.  On or before the
      ------------   -----------------------------
Closing, the Buyer shall pay the Cash Consideration to the Seller by wire transfer of immediately available funds pursuant to wire transfer instructions to be delivered by the Seller to the Buyer at least one day prior to the Closing.

     Section 10.5.  Possession of Purchased Assets.  On or before the
     ------------   -------------------------------
Closing, the Seller shall deliver to the Buyer possession of all the Purchased Assets.

     Section 10.6.  Other Actions.  The Seller and Armco, on the one hand, and
     ------------   -------------
the Buyer and Avesta, on the other hand, shall execute and deliver such other documents and take such other actions as shall be reasonably requested by the other parties for the purpose of or in connection with consummation of the transactions contemplated by this Agreement.

                                    ARTICLE XI.
                          INDEMNIFICATION FOR DAMAGES

     Section 11.1.  Indemnification by the Seller and Armco.
     ------------   ---------------------------------------

     (a) Subject to paragraph (b), the Seller and Armco, jointly and severally, shall be liable for, indemnify the Buyer and Avesta for, hold the Buyer and Avesta harmless from and reimburse the Buyer and Avesta for all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, encumbrances, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys' and experts' fees and other costs, expenses and disbursements) of any kind or of any nature whatsoever (whether based in common law, statute or contract; fixed or contingent; known or unknown), including specifically any Environmental Expenses or Environmental Claims, but excluding any incidental or consequential damages (the "Damages") sustained by the Buyer, Avesta or any successor, subsidiary, affiliate, director, officer, employee or agent thereof, arising or resulting from any of the following:

     (i) Any claim which, if true, would constitute a breach of a representation or warranty of the Seller or Armco contained in this Agreement or any other agreement, instrument, certificate or other document delivered to the Buyer or Avesta by or on behalf of the Seller or Armco in connection with this Agreement, except in each case to the extent disclosed in writing to the Buyer or Avesta prior to the Closing in which event Buyer or Avesta shall have the right to terminate this Agreement pursuant to the provisions of Article
                                                                    -------
XII.
----

     (ii) Any default in the performance of any of the covenants or obligations of the Seller or Armco pursuant to or in connection with this Agreement or any other agreement, instrument, certificate or other document contemplated hereby.

     (iii)  Any Retained Liability.

     (iv)  Any claim affecting the Purchased Assets arising out of any actions
(A) brought by any stockholder of the Seller against the Seller, Armco, the Buyer or Avesta or (B) brought by any creditor of the Seller under any fraudulent conveyance law or similar laws against the Seller, Armco, the Buyer or Avesta.

     (b) Neither the Seller nor Armco shall be obligated to the Buyer or Avesta for matters set forth under paragraph (a)(i) (other than matters relating to the Environmental Representations and Warranties set forth in
Section 4.16 and the tax representations and warranties set forth in
------------
Section 4.20) to the extent that (i) the aggregate amount in Damages resulting
------------
from such matters

(without regard, for the purpose of determining compliance with the following basket and caps, for any Knowledge or materiality exception) shall be (A) less than $250,000 or (B) greater than (x) $8,000,000 during the first year after the Closing Date or (y) $4,000,000 during the second year after the Closing Date or (ii) except as otherwise provided in Section 11.1(c), (d) and (e)
                                             ---------------  ---     ---
 below, such Damages shall occur, or a claim therefor shall have been made, after the second anniversary of the Closing Date.

     (c) Nothing set forth in paragraph (b) (which relates only to limitations on indemnification for breaches of representations and warranties) shall limit the Seller's and Armco's obligations for the matters set forth in paragraphs (a)(ii) (indemnification for defaults in performance of covenants),
(a)(iii) (indemnification for Retained Liabilities) and (a)(iv) (indemnification for fraudulent conveyances), even if a matter set forth in paragraphs (a)(ii), (a)(iii) and (a)(iv) shall be the subject of a representation or warranty. The fact that a matter which constitutes a Retained Liability is also the subject of a representation or warranty by the Seller and Armco to the Buyer and Avesta shall not expand the indemnification obligations of the Seller and Armco for such Retained Liability beyond the scope of the indemnification in Section 11.1(a)(iii).
                                --------------------

     (d) Notwithstanding the foregoing, the Seller's and Armco's liability with respect to the representations and warranties of the Seller and Armco contained in Section 4.20 relating to Taxes shall continue for so long as any
             ------------
Governmental Authority may make a claim with respect to the subject matter of such Section 4.20.
     ------------

     (e) Notwithstanding the foregoing, the Seller's and Armco's liability with respect to the Environmental Representations and Warranties contained in
Section 4.16(b), (e), (f), (g), (i), (k), and (l) shall continue for the
---------------  ---  ---  ---  ---  ---      ---
lesser of five (5) years or for so long as any Governmental Authority may make a claim with respect to the subject matter of those Environmental Representations and Warranties. The Seller's and Armco's Environmental Representations and Warranties contained in Section 4.16(c), (d), (h) and (j)
                                            ---------------  ---  ---     ---
shall continue until the Remediation Plan is approved by the MDE.

     (f) The remedies provided for under this Article XI constitute the exclusive remedy for any loss or damages suffered by Avesta or the Buyer arising out of the matters addressed by subsections 11.1(a)(i) - 11.1(a)(iv).

     Section 11.2.  Indemnification by the Buyer and Avesta.
     ------------   ---------------------------------------

     (a) Subject to paragraph (b), the Buyer and Avesta, jointly and severally, shall be liable for, indemnify the Seller and Armco for, hold the Seller and Armco harmless from, and reimburse the Seller and Armco for, all Damages, but excluding any incidental or consequential damages, sustained by the Seller, Armco or any successor, subsidiary, affiliate, director, officer, employee or agent thereof, arising or resulting from any of the following:

     (i) Any claim which, if true, would constitute a breach of a representation or warranty of the Buyer or Avesta contained in this Agreement or any other agreement, instrument, certificate or other document delivered to the Seller or Armco by or on behalf of the Buyer or Avesta in connection with this Agreement.

     (ii) Any default in the performance of any of the covenants or obligations of the Buyer or Avesta pursuant to this Agreement or any other agreement, instrument, certificate or other document contemplated hereby.

     (iii)   Any Assumed Liability.

     (b) Neither the Buyer nor Avesta shall be obligated to the Seller or Armco for matters set forth under paragraph (a)(i) to the extent that (i) the aggregate amount in Damages resulting from such matters (without regard, for purposes of determining compliance with the following basket and caps, for any Knowledge or materiality exception) shall be (A) less than $250,000 or (B) greater than (x) $8,000,000 during the first year after the Closing Date or
(y) $4,000,000 during the second year after the Closing Date or (ii) such Damages shall occur, or a claim therefor shall have been made, after the second anniversary of the Closing Date.

     (c) Nothing set forth in paragraph (b) (which relates only to limitations on indemnification for breaches of representations and warranties) shall limit the Buyer's and Avesta's obligations for the matters set forth in paragraphs (a)(ii) (indemnification for defaults) and (a)(iii) (indemnification for Assumed Liabilities), even if a matter set forth in paragraphs (a)(ii) and (a)(iii) shall be the subject of a representation or warranty.

     (d) The remedies provided for under this Article XI constitute the exclusive remedy for any loss or damages suffered by Armco or the Seller arising out of the matters addressed by subsections 11.2(a)(i) through (iii).

      Section 11.3.  Legal Proceedings.
      ------------   -----------------

     (a) If any legal proceeding shall be commenced, or any claim or demand otherwise made, against a party (the "Indemnified Party") in respect of which other parties hereto may be liable under Section 11.1 or Section 11.2 (the
                                         ------------    ------------
"Indemnifying Parties"), such party shall give prompt notice thereof (the "Notice of Claim") to such Indemnifying Parties. Except as provided in paragraph (f) below, the Indemnifying Parties shall be entitled (but are not obligated) to assume the defense, negotiation or settlement (the "Defense") of any such matter.

     (b) Other than for matters covered in paragraph (f), in cases where the Indemnifying Parties have elected to assume the Defense of a matter, the Indemnifying Parties shall be entitled to engage counsel of their own choosing, and the Indemnified Party and its counsel shall be entitled to participate at the Indemnified Parties' own cost in all related proceedings and negotiations; and the Indemnifying Parties shall not settle, compromise, decline to appeal, or otherwise dispose of the matter without the consent of the Indemnified Party. If consent by the Indemnified Party should be withheld, the Indemnifying Parties' indemnification obligation shall be limited to the amount for which the Indemnifying Parties would have been obligated if consent had not been withheld and the nonconsenting Indemnified Party shall be responsible for all other Damages in connection with the matter. Notwithstanding any provision to the contrary, no party shall, without the consent of the other parties, settle any matter on terms which provide for (i) a criminal sanction or fine against the other party, (ii) injunctive or other nonmonetary relief against the other party or (iii) a material adverse impact on the continuing operations of the other party as determined reasonably by such affected other party.

     (c) The Indemnifying Parties shall deliver notice of their intent to assume the Defense of a matter (the "Defense Notice") within 10 days of receipt of the Notice of Claim to the Indemnified Party. If the Indemnifying Parties fail to deliver timely a Defense Notice to the Indemnified Party, the Indemnified Parties may pursue the Defense of the matter and the Indemnifying Parties shall remain liable and responsible for all Damages in connection therewith, including the Indemnified Parties' reasonable costs, attorneys' fees and expenses.

     (d) If the amount of any Indemnified Party's Damages at any time subsequent to payment should be reduced by any Tax benefit, recovery, settlement or otherwise, the amount of such reduction, less any expense incurred by the Indemnified Party for obtaining such recovery, promptly shall be repaid to the Indemnifying Parties.

     (e) Failure by an Indemnified Party to give the Notice of Claim provided for in paragraph (a) shall not diminish the Indemnified Party's right to indemnification unless and to the extent that the Indemnifying Parties are prejudiced by such failure.

     (f) With regard to the Onsite Environmental Liabilities retained by Seller and Armco described in Section 2.5, the Seller and Armco and the Buyer
                              -----------
and Avesta shall participate jointly in all litigation, meetings, negotiations and settlement activities and shall each have the right to consent to any final settlement reached. Each party shall bear its own costs related to this joint defense and any settlement or judgment cost shall be the responsibility of the Seller and Armco. With regard to Offsite Environmental Liabilities retained by the Seller and Armco, described in Section 2.5, the Seller and
                                               -----------
Armco shall retain the right to control the defense, negotiation and settlement of any claims, but the Buyer and Avesta shall have the right to participate fully in all defense-related activities. The Buyer's and Avesta's consent to settlement shall not be required if the terms of any settlement are approved by the responsible Governmental Authority or Authorities. The Seller and Armco shall cooperate with the Buyer and Avesta to ensure that the terms of any settlement will not adversely affect the Buyer's and Avesta's operations at the Baltimore Facility.

                                    ARTICLE XII.
                             TERMINATION OF AGREEMENT

     Section 12.1.  Termination by Parties.  Any party may terminate this
     ------------   ----------------------
Agreement, if the Closing has not occurred on or before March 31, 1995, by giving notice to the other party. Subject to Section 12.2(b), this Agreement
                                              ---------------
may be terminated and the transactions contemplated hereby abandoned at any time (except as set forth under paragraph (g)) before the Closing as follows:

     (a)  By written agreement of the parties.

     (b)  By notice from the Buyer or Avesta to the Seller and Armco, if
Article IV contains a material misrepresentation or omission or the Seller or Armco is in material breach of any of the covenants set forth in Article VI.

     (c) By notice of the Seller or Armco to the Buyer and Avesta, if Article V contains a material misrepresentation or omission or the Buyer or Avesta is in material breach as to a covenant set forth in Article VII.

     (d) By notice of the Buyer or Avesta to the Seller and Armco or the Seller or Armco to the Buyer and Avesta if any of the conditions set forth in
Article VIII or Article IX, respectively, shall not have been fulfilled or shall be incapable of being fulfilled on or before March 31, 1995, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder.

     (e) By notice of the Buyer or Avesta to the Seller and Armco if any material portion of the Purchased Assets is damaged or destroyed as a result of fire, other casualty or other similar occurrences or is taken by eminent domain or other governmental act.

     (f) By notice of the Buyer or Avesta to the Seller and Armco at any time prior to 4:59 p.m. on February 10, 1995, if the Buyer's due diligence pursuant to Section 6.7 shall not be to the Buyer's reasonable satisfaction.
   -----------

     (g) By notice of the Seller or Armco to the Buyer and Avesta or the Buyer or Avesta to the Seller and Armco if (i) the transactions contemplated by this Agreement shall violate any nonappealable final order, decree or judgment of any court or other Governmental Authority having competent jurisdiction or (ii) there shall be a Law which makes the transactions contemplated by this Agreement illegal or otherwise prohibited.

     For purposes of this Section 12.1 only, a matter shall be deemed material
                          ------------
if it, alone or in the aggregate with all other matters, related or unrelated, would reasonably be expected to (i) result in Damages in excess of $500,000,
(ii) prevent or interfere with the operations of the Baltimore Facility or Baltimore Site or (iii) prevent or interfere with the conduct of the Business. If a party elects to consummate the transactions contemplated in this Agreement notwithstanding the occurrence of events giving rise to a right in favor of such party to terminate this Agreement under this Section 12.1, such
                                                           ------------
 party shall be deemed to have waived any claim for damages in connection with such events or conditions under this Section 12.1 and Article XI.
                                     ------------

     Section 12.2.  Obligations Upon Termination; Cure.
     ------------   ----------------------------------

	(a)	If this Agreement shall be terminated pursuant to Sections 12.1(a)
                                                              ----------------
or 12.1(g), neither party shall have any further obligation to the other,
   -------
except as set forth in paragraph (d).

	(b)	If any party shall deliver notice of its intent to terminate this
Agreement pursuant to Sections 12.1(b), (c), (d), (e) or (f), (the
                      ----------------  ---  ---  ---    ---
"Terminating Party") the other parties (the "Nonterminating Parties") shall have a right to cure the matter giving rise to such notice, which right shall be exercisable by notice of the Nonterminating Party to the Terminating Party.
If the Nonterminating Party does not cure the misstatement, omission or breach, this Agreement shall terminate on March 31, 1995, unless the
Terminating Party waives its right to terminate and proceeds to consummate the transactions contemplated by this Agreement. If such right to terminate is exercised, neither party shall have any further obligation to the other, except as set forth in Sections 12.2(c) and (d).
                       ----------------     ---

  (c) In the event that a Terminating Party shall terminate this Agreement by reason of breach of a covenant set forth in Article VI, in the case of the Buyer or Avesta, or by reason of breach of a covenant set forth in Article VII, in the case of the Seller or Armco, the Nonterminating Party shall reimburse promptly the Terminating Party for all out-of-pocket costs and expenses, including without limitation attorney and other professional fees, up to an aggregate of $1,000,000, for any and all matters in connection with this Agreement and the transactions contemplated hereby.

     (d)  Sections 12.2(c), 13.8, 13.9, 13.12, 14.2 and 14.4 shall survive
          ----------------  ----  ----  -----  ----     ----
expiration or termination of this Agreement.

                                     ARTICLE XIII.
                           CERTAIN POST-CLOSING COVENANTS

     Section 13.1.  Employment of the Seller's Employees.
     ------------   ------------------------------------

     (a)  Except as otherwise expressly provided in this Section 13.1 or
                                                         ------------
elsewhere in this Agreement, the Buyer shall not be obligated to employ any employee or former employee of the Seller or assume any liability or have any obligation or responsibility with respect to former employees of the Seller and shall have no responsibility whatsoever with respect to employees or former employees of the Seller who are not Former Employees.

     (b) As of the first business day following the Closing Date, the Buyer shall employ at least the following minimum level of the Seller's former employees: 90 Former Employees in production and maintenance services, 10 Former Employees in office and technical services and 25 Former Employees in salaried positions ("Minimum Employment Levels"). Notwithstanding the preceding sentence, if the Buyer extends offers of employment to such number of employees of the Seller as would satisfy the Minimum Employment Levels and fewer than the number of employees as would satisfy the Minimum Employment Levels accept the

Buyer's offer of employment, the Minimum Employment Levels shall be the number of employees in each category who accept the Buyer's offer of employment and begin to work for Buyer as of the first business day following the Closing Date. The Buyer shall have no obligation with respect to Former Employees terminated by the Buyer during the first two years after the Closing Date so long as the Buyer continues to employ the Minimum Employment Levels. If the number of Former Employees in any class should fall below the Minimum Employment Level for such class during the 24 consecutive month period beginning on the Closing Date (as further reduced by the number of any Former Employees who resign or retire voluntarily after accepting an offer of employment from the Buyer), the Buyer shall reimburse the Seller for the following costs to the Seller (as determined by the Buyer's actuaries, which determination shall be satisfactory to Armco and the Seller) with respect to each additional Former Employee in such class that thereafter is involuntarily terminated without cause at a time when the Buyer does not satisfy the Minimum Employment Levels: supplemental unemployment benefits, severance benefits for Non-Represented Employees, medical benefits for those Former Represented Employees who are receiving supplemental unemployment benefits, subsidized early retirement benefits and retiree medical benefits pursuant to Plans that are effective on September 30, 1994 (or such lesser amounts as are paid pursuant to agreements between the Seller and the Union, in the case of Former Represented Employees, or between the Seller and Former Non-Represented Employees). The Buyer shall have no obligation to pay the Seller for any costs related to Former Employees whose employment is terminated more than two years after the Closing Date.

     (c) Subject to agreement with the Union, reductions in the Buyer's workforce during the first two years after the Closing Date shall be offered to all Former Represented Employees first in order of seniority through and including the Rule of 70-80 group of Former Represented Employees on a voluntary basis and then, if the desired reductions are not thereby attained, in reverse order of seniority on an involuntary basis.

     Section 13.2.  Environmental Remediation Plan.  The Buyer shall prepare a
     -------------  ------------------------------
plan or plans for environmental remediation of the Baltimore Site (the "Remediation Plan") and submit such Remediation Plan to the MDE (with a copy to the Seller and Armco) as the basis for entering into a new consent judgment to replace the present Consent Judgment relating to the Baltimore Site, and such Remediation Plan shall be consistent in all material respects with the Work Plan and shall address with corrective measures all the subjects listed in Section 7.1. The Buyer shall use best efforts through implementation of
   -----------
the Remediation Plan to bring the Baltimore Site into material compliance with all applicable Environmental Requirements and/or the new consent judgment as approved by MDE as applicable. The Buyer shall use best efforts to comply with the terms of the Consent Judgment until such time as a new consent judgment is approved by MDE; the Buyer shall be responsible for any fines and penalties imposed by the MDE for non-compliance with the Consent Judgment by the Buyer after the Closing. Payment of all costs and expenses related to the Remediation Plan as finally approved by MDE and the work performed thereunder shall be the responsibility of the Buyer and Avesta.

     Section 13.3.  Duty to Cooperate on Environmental Matters.  The parties
     ------------   ------------------------------------------
agree to provide such reasonable access to information relating to Environmental Conditions or to personnel who have been or are charged with responsibility for Environmental Matters as may be reasonably necessary to address any Environmental Matter. If the Seller or Armco receives any written notice or other documentation from any Governmental Authority or any written notice or other documentation of any third party claim relating to any Assumed Environmental Liability described in
Section 2.3(c), the Seller and Armco
-------------
shall provide copies of such notices or documentation to the Buyer and Avesta as soon as reasonably possible.

     If the Buyer or Avesta receives any written notice from any governmental or regulatory authority or any notice of any third party claim relating to any Retained Environmental Liability, the Buyer and Avesta shall provide copies of such notice to the Seller and Armco as soon as reasonably possible.

     To the extent that a party indemnified under Article XI with respect to a claim relating to any Environmental Matter has written information relating to such Environmental Matter that is material to the defense of such claim, such Indemnified Party shall, at the request of the Indemnifying Party, provide the Indemnifying Party with reasonable access to such information or personnel who possess such information for use in the defense of any such claim.

     Section 13.4.  Non-Competition.  The Seller and Armco, jointly and
     ------------   ---------------
severally, agree not at any time within the five-year period immediately following the Closing Date, directly or indirectly, to engage in, or own any interest in any firm, corporation, partnership, proprietorship or other business entity that is engaged in, the business of the production and distribution of stainless steel cut plate and stainless steel cut plate products in the United States; provided, however, that the Seller or Armco may acquire, directly or indirectly, any Person or any interest in any Person so long as (a) such Person did not, for the fiscal year preceding such acquisition, and does not, for any other fiscal year during such five-year period, have sales in excess of 3% of the total stainless steel cut plate market in the United States or (b) the Seller or Armco divests, discontinues or reduces to the level set forth in paragraph (a) the stainless steel plate business of such Person within 18 months following such acquisition. For purposes of this Section 13.4, the Business shall not include the business of
                 ------------
manufacturing, processing or selling coil.

     Section 13.5.  Toll Finishing of Sheet.  The Buyer shall toll finish
     ------------   -----------------------
stainless steel sheet for Armco upon the terms and conditions set forth in the form of a tolling agreement attached hereto as Exhibit A (the "Tolling Agreement").

     Section 13.6.  Plan of Reorganization and Dissolution.  The Buyer and
     ------------   --------------------------------------
Avesta hereby consent to a transfer by the Seller to Armco and assumption by Armco of all rights, obligations and liabilities of the Seller under this Agreement after the Closing Date and upon the completion of the Plan of Reorganization and Dissolution.

     Section 13.7.  Guaranties of Parent Companies.
     ------------   ------------------------------
     (a) Armco hereby unconditionally guaranties to the Buyer and Avesta the Seller's performance of each and every obligation set forth in this Agreement and any other agreements, instruments, certificates and other documents executed by the Seller or its officers in connection with the transactions contemplated hereby and covenants to cause the Seller to perform fully its obligations hereunder and thereunder. To the extent Armco assumes or pays any liabilities of or claims made against the Seller, Armco shall be subrogated to the rights of the Seller with respect to such liability or claim. Armco shall retain all rights to any claims it may have against the Seller on account of any liabilities of the Seller assumed by Armco or any liabilities retained by Armco hereby.

     (b) Avesta hereby unconditionally guaranties to the Seller and Armco the Buyer's performance of each and every obligation set forth in this Agreement and any other agreements, instruments, certificates and other documents executed by the Buyer or its officers in connection with the transactions contemplated hereby and covenants to cause the Buyer to perform fully its obligations hereunder and thereunder.

     (c) The guaranties set forth in paragraphs (a) and (b) shall remain in full force and effect despite any change in the obligations undertaken by the Seller or the Buyer after the date of this Agreement or any grace or cure period allowed or waiver granted by the Seller, Armco, the Buyer or Avesta.

     Section 13.8.  Confidentiality.  The parties acknowledge that they are
     ------------   ---------------
parties to a Confidentiality Agreement, dated February 21, 1994, and a Joint Defense Agreement, dated July 1994, confirm that such agreements remain in full force and effect and agree that all information obtained by the Buyer or Avesta pursuant to Section 6.6 shall be subject to the terms and conditions
thereof.           ------------

     Section 13.9.  Use of Name.  Promptly upon Closing, the Seller shall
     ------------   -----------
 change its name to a name that is dissimilar to "Eastern Stainless Corporation," and the Seller, Armco and their affiliates shall refrain thereafter from using any name confusingly similar to "Eastern Stainless Corporation."

     Section 13.10.  Repurchase of Receivables.  The Buyer shall use
     ------------    -------------------------
commercially reasonable efforts to collect the Receivables. The Seller or Armco shall repurchase any Receivables listed on Schedule 2.1(a)(iv) and that have not been paid to or collected by the Buyer within 180 days after the Closing Date at a price equal to the aggregate value of such Receivables on the books of account of the Seller as of the Closing Date, which price shall be paid to the Buyer within five business days after notice by the Buyer to the Seller or Armco of the amount due.

    Section 13.11.  Expenses.  Except as provided otherwise in Sections
    ------------    ---------                                  --------
11.1, 11.2, 12.2(c), and 14.2 each party shall pay its own expenses in
----  ----  -------      ----
connection with the preparation and performance of the terms of this Agreement and the transactions contemplated by this

Agreement, including all fees and expenses of its legal counsel, accountants and actuaries, except that the Seller shall pay all costs incurred in connection with the preparation of the deeds and the Survey, the Buyer shall pay all costs of title insurance for the Real Property and the Buyer and Seller shall pay equal shares of all sales and transfer Taxes, including any Taxes imposed upon the transfer of the Real Property and Personal Property, and filing, recording and registration fees payable in connection with the transactions contemplated by this Agreement.

     Section 13.12.  Power of Attorney.  Effective as of the Closing Date, the
     -------------   -----------------
Seller hereby appoints the Buyer its attorney-in-fact, with full power of substitution, in the name of the Seller to commence and prosecute all proceedings and other actions that the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; to defend and compromise any action, suit or proceeding in respect of any of the Assumed Liabilities; and to do all such acts and things in relation to the Business as the Buyer shall deem advisable. The Buyer shall retain for its own account any amount collected pursuant to the foregoing powers, including any sum payable in respect thereof, and the Seller promptly shall pay to the Buyer any amount which shall be received by the Seller in respect of any of the Purchased Assets following the Closing Date.

     Section 13.13.  Access to Information and Documents.  Until the later of
     -------------   -----------------------------------
(a) the seventh anniversary of the Closing Date (and permanently for personnel-related records) or (b) the completion of any Internal Revenue Service or state tax audits of the Seller or Armco, the Buyer shall maintain for and on behalf of the Seller or Armco, or tender to the Seller or Armco, the Records in such manner and at such location as shall make such Records reasonably accessible to the Seller and Armco, their counsel and accountants during normal business hours. During such period, the Seller and Armco, their counsel and accountants shall have the right to examine and make copies, at the expense of the Seller or Armco, whichever the case may be, of the Records. In addition, during such period, the Seller or Armco, their legal counsel and accountants shall have the right to remove and take possession of the Records as reasonably may be requested; provided, that (a) the Buyer shall have the right to make copies thereof at the expense of the Seller or Armco before such removal and (b) the Seller or Armco promptly shall return such Records upon the request of the Buyer. The Buyer shall not destroy or dispose of any Records without notifying the Seller and Armco thereof at least three months in advance of such destruction or disposition. Within 30 calendar days following the receipt of such notice, the Seller or Armco may notify the Buyer of the Seller's or Armco's desire to retain one or more of the items to be destroyed or disposed of, whereupon the Buyer shall, at the expense of the Seller or Armco, whichever the case may be, deliver or cause to be delivered such items to the Seller or Armco.

     Section 13.14.  Further Assurances.  From time to time, pursuant to the
     -------------   ------------------
request of the Buyer, the Seller and Armco shall execute and deliver such instruments of conveyance and other documents and take such other actions as the Buyer reasonably may request in order to sell, convey, transfer, assign and deliver the Purchased Assets to the Buyer, to evidence, perfect or record the Buyer's interest in or title to or to enable the Buyer to use any of the Purchased Assets, to conduct the Business or otherwise to carry out the purposes and intent of this

Agreement; and pursuant to the request of the Seller, the Buyer and Avesta shall execute and deliver such instruments and documents as the Seller reasonably may request in order to cause the Buyer to assume the Assumed Liabilities or otherwise carry out the purposes and intent of this Agreement.

     Section 13.15.  Certain Tax Matters. The Seller and Armco shall timely
     -------------   --------------------
pay, before the same shall become delinquent and before penalties accrue thereon, all Taxes (a) shown (or required to be shown) on any Return (or amendment thereto) filed (or required to be filed) by the Seller or Armco after the Closing Date or (b) that become due or payable after the Closing Date. The Seller and Armco shall prepare and file all such Returns required by Law in connection with the foregoing. The Seller and Armco shall cooperate, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate, with respect to any audit or other administrative or court proceedings with respect to Taxes and Returns of the Seller or Armco for periods ending on, before or after the Closing Date, in each case including maintaining and making available to the Buyer all records necessary in connection with Taxes payable with respect to such Returns and in resolving all disputes and audits and refunds with respect to such Returns and Taxes and any earlier Returns and Taxes of the Seller or Armco. Any refunds of or credits for Taxes of the Seller with respect to any taxable period ending on, before or after the Closing Date shall be for the account of the Seller and if received or utilized by the Buyer or Avesta shall be paid to the Seller within five business days after the Buyer or Avesta receives such refund or utilizes such credit. Neither the Seller nor Armco shall make any election or take any action outside the ordinary course of business with respect to the Taxes of the Seller or Armco without the Buyer's written consent, whether relating to the transactions contemplated by this Agreement or otherwise, if such election or action will adversely affect the Buyer. The Buyer and Avesta shall cooperate, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate, with respect to any audit or other administrative or court proceedings with respect to Taxes and Returns of the Seller or Armco for periods ending on or before the Closing Date, in each case including maintaining and making available to Armco all available records necessary in connection with Taxes payable with respect to such Returns and in resolving all disputes, audits and refunds with respect to such Returns and Taxes and any earlier Returns and Taxes of the Seller or Armco.

                                       ARTICLE XIV.
                                MISCELLANEOUS PROVISIONS

     Section 14.1.  Governing Law.  This Agreement shall be construed and
     ------------   -------------
enforced in accordance with the laws of the State of Maryland without giving effect to the conflict of law rules thereof.

     Section 14.2.  Dispute Resolution.  The parties shall attempt in good
     ------------   ------------------
faith to resolve by negotiation any claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby. Whenever, in any aggrieved party's opinion, negotiation has failed, except for circumstances as to which an accountant's determination has been provided for under Section 3.4(b), such dispute shall be referred, in the first instance,
      --------------
for a nonbinding
determination through arbitration conducted in Baltimore, Maryland, in accordance with the rules of the American Arbitration Association before a single arbitrator; provided, however, that the expenses for the arbitration and all other fees and expenses in connection with the dispute, including attorneys' fees, shall be allocated by the arbitrator based upon the relative merits of the parties positions and shall be binding upon the parties and be final and nonappealable, otherwise the arbitration shall be non-binding. Thereafter, any litigation brought in connection with this Agreement shall be commenced and maintained in the United States Federal District Court for the District of Maryland or the Circuit Court for Baltimore County, Maryland, having jurisdiction over the parties and the subject matter of the dispute.

     Section 14.3.  Schedule Update.  From the date hereof to the Closing
     ------------   ---------------
Date, the Seller and Armco shall have the right to revise and update any of the schedules hereto and such updates shall be deemed accepted by the Buyer and Avesta unless within 15 days of notice any such revision and update (including a copy of the revised schedule marked to show changes) the Buyer and Avesta object in writing to such revised and updated schedule.

     Section 14.4.  Press Release.  None of the parties hereto shall issue any
     ------------   ---------------

 press release or public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior approval of all of the other parties hereto.

     Section 14.5.  Bulk Sales Law.  The Buyer and Avesta agree to waive
     ------------   --------------

compliance by the Seller with the provisions of any bulk sales law, if and to the extent applicable. The Seller and Armco, jointly and severally, agree to indemnify and hold harmless the Buyer and Avesta against any liabilities or losses arising from such noncompliance.

     Section 14.6.  Notices.  All notices, consents, requests, approvals and
     ------------   -------

 other communications provided for herein shall be deemed validly given, made or served if and when in writing and delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid; or sent by facsimile transmission and voice confirmed:

     (a)  If to the Seller, at:

          Eastern Stainless Corporation
          c/o Armco Inc.
          One Oxford Centre, 14th Fl.
          301 Grant Street
          Pittsburgh, Pennsylvania  15219
          Attention:  R.M. Visokey
          Facsimile:  (412) 255-9805
          with a copy to:

          Carlos M. Hernandez, Esq.
          Armco Inc.
          One Oxford Centre, 14th Fl.
          301 Grant Street
          Pittsburgh, Pennsylvania  15219
	          Facsimile:	(412) 255-9985

     (b)  If to Armco, at:

          Armco Inc.
          One Oxford Centre, 14th Fl.
          301 Grant Street
          Pittsburgh, Pennsylvania 15219
          Attention:  David G. Harmer
          Facsimile:	(412) 255-9805

          with a copy to:

          Carlos M. Hernandez, Esq.
          Armco Inc.
          One Oxford Centre, 14th Fl.
          301 Grant Street
          Pittsburgh, Pennsylvania  15219
          Facsimile:	(412) 255-9805

     (c)  If to the Buyer after the Closing Date, at:

          Avesta Sheffield East, Inc.
          7700 Rolling Mill Road
          Baltimore, Maryland  21224
          Attention:  E. Wayne Pokorney

          If to the Buyer prior to the Closing date, at:

          Avesta Sheffield East, Inc.
          549 West State Road 38
          New Castle, Indiana  47362
          Attention:  E. Wayne Pokorney
          Facsimile:  (317) 529-8177
          with a copy to:

          Harry L. Gonso, Esq.
          Ice Miller Donadio & Ryan
          One American Square
          Box 82001
          Indianapolis, Indiana  46282-0002
          Facsimile:  (317) 236-2219

     (d)  if to Avesta, at:

          Avesta Sheffield Holding Co.
          549 West State Road 38
          New Castle, Indiana  47362
          Attention:  President
          Facsimile: (317) 529-8177

          with a copy to:

          Harry L. Gonso, Esq.
          Ice Miller Donadio & Ryan
          One American Square
          Box 82001
          Indianapolis, Indiana  46282-0002
          Facsimile: (317) 236-2219

or such other address as shall be furnished by any party to another party in accordance with this Section 14.6.
                     ------------

     Section 14.7.  Assignment, Amendments, Waivers.
     ------------   -------------------------------

     (a) This Agreement may not be assigned and no right or obligation hereunder may be assigned or delegated by any party hereto without the prior consent of the other parties.

     (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

     (c) No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties.

     Section 14.8.  Counterparts.  This Agreement may be executed in one or
     ------------   ------------
more counterparts and shall become effective when one or more counterparts have been signed by each of the parties.

     Section 14.9.  Headings.  The Section headings and Table of Contents
     ------------   --------
hereof are provided for convenience of reference only and do not constitute a part of this Agreement.

     Section 14.10.  Entire Agreement.  This Agreement constitutes the entire
     -------------   ----------------
agreement between the parties hereto and cancels and supersedes all prior oral and written agreements, term sheets and understandings relating to the subject matter hereof.

     Section 14.11.  Appendices, Exhibits and Schedules.  The appendices,
     -------------   ----------------------------------
exhibits and schedules to this Agreement hereby are incorporated by reference and made a part hereof.

	IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                            EASTERN STAINLESS CORPORATION


                                            By /s/ Robert M. Visokey
                                              ----------------------------
                                                Name:  Robert M. Visokey
                                                Title: President


                                            ARMCO INC.


                                            By /s/ James F. Will
                                              -------------------------------
                                               Name:  James F. Will
                                               Title: President and Chief
                                                      Executive Officer


                                            AVESTA SHEFFIELD EAST, INC.


                                            By /s/ Milvin T. Hart
                                               ------------------------------
                                               Name:  Melvin T. Hart
                                               Title:  President


                                             AVESTA SHEFFIELD HOLDING CO.


                                             By /s/ E. Wayne Pokorney
                                             ------------------------------
                                               Name:  E. Wayne Pokorney
                                               Title:  President

                                  Appendix 1
                           To Asset Sale Agreement

                                 DEFINITIONS

"Accountants" shall have the meaning set forth in Section 3.4(b).
------------                                      --------------

"Adjustment Items" shall have the meaning set forth in Section 3.1.
-----------------                                      -----------

"Agreement" shall have the meaning set forth in the Preamble.
----------

"Armco" shall have the meaning set forth in the Preamble.
------

"Assumed Liabilities" shall have the meaning set forth in Section 2.3.
--------------------                                      -----------

"Avesta" shall have the meaning set forth in the Preamble.
-------

"Baltimore Facility" shall have the meaning set forth in Section 2.5(d).
-------------------                                      -------------

"Baltimore Site" shall have the meaning set forth in Section 2.5(d).
---------------                                      --------------

"Business" shall have the meaning set forth in the Recitals.
---------

"Buyer" shall have the meaning set forth in the Preamble.
---------

"CERCLA" shall have the meaning set forth in Section 2.5(a).
-------                                      -------------

"COBRA" shall have the meaning set forth in Section 4.19(h).
------                                      --------------

"Cash Consideration" shall have the meaning set forth in Section 3.1.
-------------------                                      -----------

"Closing" shall have the meaning set forth in Section 10.1.
--------                                      ------------

"Closing Date" shall have the meaning set forth in Section 10.1.
-------------                                      ------------

"Closing Statement" shall have the meaning set forth in Section 3.3(c).
------------------                                      -------------

"Code" shall mean the Internal Revenue Code of 1986, as amended.
-----

"Consent Judgment" shall have the meaning set forth in Section 2.5(a).
-----------------                                      --------------

"Consideration" shall have the meaning set forth in Section 3.1.
--------------                                      -----------

"Contracts" shall have the meaning set forth in Section 2.1(a)(v).
-----------                                     ----------------

"Current Liabilities" shall have the meaning set forth in Section 2.3(a).
--------------------                                      --------------

"Damages" shall have the meaning set forth in Section 11.1(a).
--------                                      --------------

"Debentureholders" shall mean the holders of the Debentures.
-----------------

"Debentures" shall have the meaning set forth in Section 2.3(b).
-----------                                      -------------

"Defense" shall have the meaning set forth in Section 11.3(a).
--------                                      --------------

"Defense Notice" shall have the meaning set forth in Section 11.3(c).
----------------                                     ---------------

"Disputed Items" shall have the meaning set forth in Section 3.4(b).
---------------                                      -------------

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
------
amended.

"Employment Costs" shall have the meaning set forth in Section 4.17(a).
-----------------                                      ---------------

"Environmental Claims" shall have the meaning set forth in Section 4.16(m)(i).
---------------------                                      -----------------

"Environmental Conditions" shall have the meaning set forth in
-------------------------
Section 4.16(m)(ii).
------------------

"Environmental Expenses" shall have the meaning set forth in
-----------------------
Section 4.16(m)(iii).
--------------------

"Environmental Liabilities" shall have the meaning set forth in Section
--------------------------                                      -------
2.3(c).
------

"Environmental Matters" shall have the meaning set forth in Section 4.16.
----------------------                                      ------------

"Environmental Representations and Warranties" shall have the meaning set
---------------------------------------------
forth in Section 4.16.
         ------------

"Environmental Requirements" shall have the meaning set forth in Section
---------------------------                                      -------
4.16(m)(iv).
----------

"EPA" shall have the meaning set forth in Section 2.5(d).
----                                      --------------

"Equipment" shall have the meaning set forth in Section 2.1(a)(ii).
----------                                      ------------------

"Financial Statements" shall have the meaning set forth in Section 4.3.
---------------------                                      -----------

"Former Employees" shall have the meaning set forth in Section 9.7(c).
-----------------                                      --------------

"Former Non-Represented Employees" shall have the meaning set forth in
---------------------------------
Section 9.7(c).
--------------

"Former Represented Employees" shall have the meaning set forth in
-----------------------------
Section 9.7(c).
--------------

"Future Retiree Medical Benefit Obligation" shall have the meaning set forth
------------------------------------------
in Section 2.3(e).
   --------------

"GAAP" shall mean generally accepted accounting principles.
-----

"Governmental Action" shall have the meaning set forth in Section 2.1(b).
--------------------                                      ---------------

"Governmental Authority" shall have the meaning set forth in Section 2.1(b).
-----------------------                                      --------------

"Hazardous Materials" shall have the meaning set forth in Section 4.16(m)(v).
--------------------                                      ------------------

"HSR Act" shall have the meaning set forth in Section 4.2(d)(i).
--------                                      -----------------

"HSWA" shall have the meaning set forth in Section 2.5(e).
------                                     --------------

"Indemnified Party" shall have the meaning set forth in Section 11.3(a).
------------------                                      ---------------

"Indemnifying Parties" shall have the meaning set forth in Section 11.3(a).
---------------------                                      ---------------

"Insurance Policies" shall have the meaning set forth in Section 2.2(c).
-------------------                                      --------------

"Intellectual Property" shall have the meaning set forth in Section
----------------------                                      -------
2.1(a)(ix).
---------

"Interim Statement" shall have the meaning set forth in Section 3.3(b).
------------------                                      --------------

"Inventories" shall have the meaning set forth in Section 2.1(a)(iii).
------------                                      -------------------

"Knowledge," as to the Seller and Armco with respect to any matter, shall mean
----------
known by an officer of Armco charged with responsibility for such matters, the President of the Seller, the plant manager of the Baltimore Site, any person that reports directly to the plant manager of the Baltimore Site who is charged with the responsibility for such matters or the environmental compliance officer with responsibility for the Baltimore Site and, as to Buyer and Avesta, shall mean known by an officer of Avesta charged with responsibility for such matters.

"Laws" shall have the meaning set forth in Section 4.14.
-----                                      ------------

"Lenders' Consent" shall have the meaning set forth in Section 5.2(b).
------------------                                     --------------

"Liens" shall have the meaning set forth in Section 4.5.
-------                                     ------------

"Material" shall have the meaning set forth in Section 12.1.
----------                                     ------------

"MDE" shall have the meaning set forth in Section 2.5(a).
----                                      --------------

"Minimum Employment Levels" shall have the meaning set forth in Section
--------------------------                                      -------
13.1(b).
-------

"National Priority List" shall have the meaning set forth in Section 4.16(j)
-----------------------                                      --------------

"Natural Resources Damages" shall have the meaning set forth in Section
--------------------------                                      -------
2.5(a).
------

"New Castle Plant" shall have the meaning set forth in Section 9.7(a)(i).
-----------------                                      ------------------

"Nonterminating Party" shall have the meaning set forth in Section 12.2(b).
---------------------                                      --------------

"Notice of Claim" shall have the meaning set forth in Section 11.3(a).
----------------                                      --------------

"Notice of Dispute" shall have the meaning set forth in Section 3.4(b).
------------------                                      -------------

"Notification and Report Form" shall have the meaning set forth in Section
-----------------------------                                      -------
4.2(d)(i).
----------

"Offsite" shall have the meaning set forth in Section 2.5(d).
--------                                      -------------

"Onsite" shall have the meaning set forth in Section 2.5(d).
--------                                     -------------

"Other Current Assets" shall have the meaning set forth in Section 2.2(f).
----------------------                                     --------------

"Pension Benefit Plan(s)" shall have the meaning set forth in Section 4.19(b).
------------------------                                      ---------------

"Permits" shall have the meaning set forth in Section 2.1(a)(vii).
---------                                     ------------------

"Person" shall mean any individual, corporation, partnership, joint venture,
-------
association, trust, unincorporated organization, entity or any government, agency or political subdivision thereof.

"Personal Property" shall have the meaning set forth in Section 2.1(a)(ii).
------------------                                      ------------------

"Plans" shall have the meaning set forth in Section 9.7(a)(i).
------                                      ----------------

"Post-Closure and HSWA Liability" shall have the meaning set forth in Section
--------------------------------                                      -------
2.5(e).
------

"Preliminary Statement of Adjustment Items" shall have the meaning set forth
-----------------------------------------
in Section 3.3(a).
   ---------------

"Purchased Asset(s)" shall have the meaning set forth in Section 2.1(a).
-------------------                                      ------------

"RCRA" shall have the meaning set forth in Section 2.5(a).
-----                                      --------------

"Real Property" shall have the meaning set forth in Section 2.1(a)(i).
--------------                                      ----------------

"Receivables" shall have the meaning set forth in Section 2.1(a)(iv).
------------                                      -----------------

"Records" shall have the meaning set forth in Section 2.1(a)(vi).
--------                                      ------------------

"Remediation Plan" shall have the meaning set forth in Section 13.2.
------------------                                     ------------

"Retained Environmental Liabilities" shall have the meaning set forth in
-----------------------------------
Section 2.5.
-----------

"Retained Liabilities" shall have the meaning set forth in Section 2.4.
---------------------                                      -----------

"Return" shall have the meaning set forth in Section 4.20(b).
-------                                      ---------------

"SARA" shall have the meaning set forth in Section 2.5(a).
-----                                      --------------

"Schedule" shall refer to one of the schedules forming a part of the Schedules
---------
as defined herein.

"Schedules" shall mean the schedules separately delivered by the Seller and
----------
Armco to the Buyer and Avesta in connection with this Agreement simultaneously with the execution hereof, as such schedules may be amended in accordance with
Section 14.3 of this Agreement.
------------

"Seller" shall have the meaning set forth in the Preamble.
-------

"Seller's Form 10-Q" shall have the meaning set forth in Section 4.3.
-------------------                                      -----------

"Seller's Intellectual Property" shall have the meaning set forth in
------------------------------
Section 2.1(a)(ix).
------------------

"Seller's Third-Party Intellectual Property Rights" shall have the meaning set
-------------------------------------------------
forth in Section 2.1(a)(ix).
         ------------------

"Special Waste" shall have the meaning set forth in Section 4.16(m)(vi).
--------------                                      -------------------

"Statements" shall have the meaning set forth in Section 3.3(c).
------------                                     --------------

"Survey" shall have the meaning set forth in Section 6.11.
--------                                     ------------

"Taxes" shall have the meaning set forth in Section 4.20(a).
-------                                     --------------

"Terminating Party" shall have the meaning set forth in Section 12.2(b).
------------------                                      --------------

"Termination Plan" shall have the meaning set forth in Section 4.21(g).
-----------------                                      --------------

"Third-Party Consent" shall have the meaning set forth in Section 2.1(b).
-------------------                                       --------------

"Title Commitment" shall have the meaning set forth in Section 6.12.
-----------------                                      ------------

"Tolling Agreement" shall have the meaning set forth in Section 13.5.
------------------                                      ------------

"Union" shall have the meaning set forth in Section 8.9.
-------                                     -----------

"Welfare Benefit Plan(s)" shall have the meaning set forth in Section 4.19(a).
------------------------                                      ---------------

"Work Plan" shall have the meaning set forth in Section 7.1.
----------                                      ------------

                                    Appendix 2
                              To Asset Sale Agreement

                                    Valuations
                                   ($ Millions)


Purchased Assets
-----------------

Accounts Receivable (1)                                 $13.0

Inventories (2)                                         $23.2

Property, Plant and Equipment
   "Stainless Steel Production Assets" (3)    $28.1
    Assumed Environmental Liabilities" (6)    $14.6
                                              -----

       Market Value of Stainless
         Steel Production Assets                        $13.5

         "Liquidation Value Assets" (4)                  $4.9

Payment for Covenant Not to Compete.                     $1.0
-----------------------------------                     -----
   Good Will and Going Concern Values (5)
   --------------------------------------

      Total Assets                                              $55.6    $55.6
                                                                         -----
                                                                         -----

Assumed Liabilities

   Debentures(7)                                         $15.5

   Future Retiree Medical Benefit Obligation (8)         $10.0
                                                         -----

   Subtotal                                                    ($25.5)

Less Cash Consideration (9)                                    ($10.1)
---------------------------

Current Liabilities to be Assumed (10)                         ($20.0)
--------------------------------------                         -------
                                                               -------


     Total Liabilities Assumed and Cash Consideration                   $55.6
                                                                        -----
                                                                        -----

1. The value of the Accounts Receivable of the Seller as of December 31, 1994 (a list of which is set forth in Schedule 2.1(a)(iv)).
2. The value of the Inventories of the Seller as of December 31, 1994 (a list of which is set forth in Schedule 2.1(a)(iii)).
3. The value of the "Stainless Steel Production Assets" of the Seller (a list of which is specifically identified in Schedules 2.1(a)(i) and 2.1(a)(ii)).
4. The value of the "Liquidation Value Assets" of the Seller (a list of which is specifically identified in Schedules 2.1(a) (i) and 2.1(a) (ii)).
5.  The agreed to value of the non-compete agreement set forth in Section
13.4.
6.  The agreed to value of the Assumed Environmental Liabilities.
7. The outstanding principal amount of the Debentures of the Seller as of December 31, 1994.
8. The estimated value of the Future Retiree Medical Benefit Obligation assumed by Buyer in accordance with Section 3.5
9. The cash portion of the consideration paid by Buyer to Seller in accordance with Section 3.1.
10. The value of the Current Liabilities to be assumed by Buyer in accordance with Section 2.3(a).

                                     Appendix 3
                               To Asset Sale Agreement

                              Valuation Methodologies



1. The Accounts Receivable shall be valued at the recorded book values and are subject to adjustment in accordance with Article III.

2. The Inventories shall be valued in accordance with the provisions contained in Appendix 3A and are subject to adjustment in accordance with
Article IIl.

3. The value of the Property, Plant and Equipment was determined in accordance with an appraisal by American Appraisal Associates, Inc. dated July 1,1994, and is not subject to adjustment.

4. The value of the Covenant Not To Compete was determined by negotiation of the parties and is not subject to adjustment.

5. The value of the Assumed Environmental Liabilities was determined by negotiation of the parties and is not subject to adjustment.

6. The Debentures are valued at the outstanding principal amount, which value is not subject to adjustment.

7. The value of the Future Retiree Medical Benefit Obligation was estimated by agreement of the parties and shall be determined as of the Closing Date as set forth in Appendix 3B and is subject to adjustment in accordance with
Article III.

8. The Cash Consideration represents 75% of the fair value of the "stainless steel production assets" that are part of the Property, Plant and Equipment. The fair value of such assets takes into account the Assumed Environmental Liabilities associated with such assets. The cash consideration as so calculated is $10.1 million (this amount has been rounded from $10.125 million which will be the amount to be delivered at closing) and is not subject to adjustment.

9. The Current Liabilities (a list of which is set forth in Schedule 2.3 (a)) shall be valued at the recorded book values and reflected in the Closing Statement in accordance with Article III.

                                 Appendix 3A
                            To Asset Sale Agreement

                             INVENTORY VALUATION


I.    PHYSICAL QUANTITIES

      Physical quantities of inventories shall be determined by a physical count taken on December 3, 1994. Inventories on hand at outside locations and at processors shall be submitted for confirmation or inventoried and reconciled. Material weight will be determined from the billing weight, weighing the material or by the "theoretical billing weight" based on the product dimensions.

      Inventory quantities shall be brought forward from the December 3, 1994 physical inventory to the Closing Date provided that the Closing Date occurs on or before February 28, 1995. If a new inventory is not taken, it may be necessary to have test counts actually performed. If the Closing Date is to occur subsequent to February 28,1995, a second physical inventory may be taken on or about the Closing Date as determined solely by Eastern Stainless Corporation or Armco Inc. Inventory value shall be determined based on the Valuation Principles indicated below; in applying these Valuation Principles, the parties shall value inventory based on the generally accepted accounting principles of the lower of cost or market.

            Inventory shall be audited by Deloitte and Touche and Avesta Sheffield personnel

            Avesta Sheffield Holding Company shall review the inventory instructions prior to the physical inventory

II.   VALUATION PRINCIPLES

A.  Slabs and Ingots

Full Slabs and Ingots, defined as slabs and ingots in their "as cast" condition without additional processing other than grinding, and which meet the grades as established per Schedule A, will be valued at cost based on actual weight or reported weights as supplied by melt shop source. Cost shall be determined from the most current invoices which quantities equal the quantity of material on hand.

Processed Slabs and Ingots, defined as full slabs or ingots which have been burned to mults or ingots which have been broken down to slabs, and which, in each case,
                                 Page 1 of 5
meet the grades as established per Schedule A, shall be valued at cost of the slab using the actual or estimated weight, adjusted to add to the slab cost the processing of the slab including slab burning and ingot breakdown and the related yield loss from processing (slabbing or burning) the slab.
Slabs and ingots of grades not included on Schedule A, but which are considered by Avesta Sheffield usable for the production of plate, shall be valued based upon the same valuation method as those grades included on Schedule A. In the event Avesta Sheffield considers the slabs or ingots not usable, such slabs or ingots shall be valued as scrap in accordance with Section D or returned to Armco, at Armco's election.

Non Prime Slabs and Ingots, defined as slabs, ingots or mult cuts of slabs which cannot be used in the production of plate due to out of specification chemistries or other reasons (including sizes under l ,000 pounds) shall be valued as scrap in accordance with Section D or returned to Armco, at Armco's election.

Slabs and Ingots at Converters, for which toll processing charges have not been submitted to Eastern by the converter shall be valued in accordance with section A, otherwise such slabs and ingots shall be valued in accordance with Section C. Avesta Sheffield shall assume responsibility for payment of such conversion charges when billed.

B.  Finished Plate Mill Plate

Plate mill plate shall be deemed to be finished when it is 100% complete as to rolling, finishing and any other processes which would normally be required to be performed in order to sell in the market.

1.Prime Plate Mill Plate - Plate mill plate meeting the grade and dimensions per Schedule A shall be deemed to be Prime Plate Mill Plate. Prime Plate Mill Plate will be valued at 84% (Average Sales Price less selling cost (4%), and carrying cost (2%) and average Avesta Sheffield profit levels (10%)) of Average Sales Price. Average Sales Price shall be determined based upon Eastern's net sales price per pound - by grade and gauge based on the average of the monthly Eastern actual price (excluding surcharge) for the 60 day period prior to the Closing Date.

2. Any plate which is for a customer order shall be considered Prime Plate Mill Plate regardless of whether it meets the grade and dimensions per Schedule A and shall be valued in accordance with Section B.1., except the actual sales price of the order (excluding surcharge) will be used in place of the Average Sales Price amount. Quantities of such plate which exceed customer order requirements and which will not be accepted by the customer as an overage and cannot be reasonably reapplied to another order shall be valued in accordance with Section B.3.

3. Non-Prime Plate Mill Plate - Plate mill plate of the grades per Schedule A but with different dimensions than defined by Schedule A, and which does not have unfilled orders to which it can be applied shall be considered to be Non-Prime Plate Mill Plate (Pro-Plate) and shall be valued at 90% of the value as determined for Prime Plate Mill Plate.

C.  Plate Mill Plate In Process

Slab or ingot material for which processing has begun (internal) (at a minimum the slab must be hot rolled to plate gauge) to convert to a plate mill plate meeting the grade and dimensions per Schedule A or the dimension of a specific order, but which is not 100% complete shall be considered "in process." In process material shall be valued at its theoretical billing weight based upon planned finished dimensions. The determined weight shall be extended by the Slab Cost as determined in Section A plus 10% of the slab cost to recognize yield costs, plus $.16 per pound for 50% of estimated total conversion cost.

Plate mill plate in process with planned finished dimensions greater than 96" wide will be valued as indicated above except the estimated conversion cost shall be increased to $.18 per pound for 50% of estimated total conversion cost.

D.  Scrap

All inventory determined to be unsalable or unusable for the production of plate whether prime or non prime shall be valued at Scrap Value. Scrap Value shall be determined based upon average scrap transaction prices during the 90 day period prior to closing.

Material with metallurgical problems which cannot be used for the production of plate shall be considered scrap and valued as indicated above.

E.  Finished Plate At Converters

Value the same as Section B.

F.  Coils

Grade 409 is Armco Material

G.  Supplies will be valued at zero

                                                                  Schedule A

                                    Prime Material


STD               STD                     STD                     STD
Gauges           Widths                  Length                 Grades
-----            ------                  ------                 ------
0.1875           48                      >216"                   304
0.25             60                                              304L
0.3125           72                                              309S
0.3750           84                                              310S
0.5000           96                                              316
0.6250           120                                             316L
0.7500           132                                             317L
0.8750                                                           317LMN
1.0000                                                           347
1.2500                                                           410
1.5000                                                           410S
1.7500                                                           904L
2.0000                                                    EZ4 9 (Value as 304)
2.2500                                                    EZ4L (VaIue as 304L)
2.5000                                                    EZ6L (Value as 316L)
2.7500                                                            409
3.0000                                                         Nitronic 30
3.2500                                                           317LM
3.5000                                                           2205
3.7500                                                           321
4.0000                                                           308M
                                                                 303
                                                                 304LN
                                                                 304N
                                                                 316LN
                                                                 405
                                                                 409M

Diamond Floor Plate which does not meet the specifications indicated above shall be considered prime material so long as on hand quantities reflect sizes shipped to customers in the normal course of business.

                                      Appendix 3B
                              To Asset Sale Agreement

                     Future Retiree Medical Benefits Obligation
                               Valuation Methodologies


The value of the Future Retiree Medical Benefit Obligation was estimated by agreement of the parties and shall be determined as of the Closing Date as set forth below and is subject to adjustment in accordance with Article III.

The Future Retiree Medical Benefit Obligation will be the sum of the actuarially determined obligation as of the Closing Date for each of the Former Employees. Such actuarial calculation will be based upon the following actuarial assumptions:


                                 Actuarial Assumptions
                                 --------------------


Discount Rate                            8.0%

Mortality                                1983 Group Annuity Tables

Turnover A rate of termination of employment will be assumed. Such rate varies by sex and attained age thereafter. A sample of rates, showing the percentage of participants assumed to terminate in the next year, is as follows:

Salaried Employees
------------------


During First Five Years of Service*                   Thereafter
----------------------------------                    ----------

Yrs. of Svc.     Males    Females              Age      Males     Females
------------     -----    -------              ---      -----     -------
0                12.9%      20.9%              25        5.0%       13.2%
1                10.9%      17.5%              30        3.6%        8.1%
2                 8.9%      14.6%              35        2.4%        4.3%
3                 7.0%      12.7%              40        1.5%        2.2%
4                 5.5%      11.9%              45        0.9%        1.3%
                                               50+         0%          0%

* Such service includes time employed by ESC, Avesta Sheffield East and any predecessor company.

Hourly Employees
----------------

During First Five Years of Service*                     Thereafter
----------------------------------                      ----------

Yrs. of Svc.     Males    Females              Age      Males     Females
------------     -----    -------              ---      -----     -------
0                 14.3%     20.9%               25       4.3%      13.2%
1                 11.5%     17.5%               30       3.1%       8.1%
2                  8.9%     14.6%               35       2.0%       4.3%
3                  6.7%     12.7%               40       1.2%       2.2%
4                  5.0%     11.9%               45       0.8%       1.3%
                                                50+        0%         0%

* Such service includes time employed by ESC, Avesta Sheffield East and any predecessor company.

Retirement                               The average assumed early retirement
                                         age is 62.

Dependents of Future Retirees            For current active employees, males
                                         are assumed to be three years older
                                         than females, and 87 1/2% of the
                                         eligible males and 75% of the
                                         eligible females are assumed to be
                                         married at retirement

Spouse Age Difference                    Males assumed to be three years older
                                         than females

Coverage It is assumed that 100% of all eligible retirees will participate in the plan

Measurement Date                         Closing Date

Retiree Medical Claim Costs                                     Assumed
                                                                 1995
                                         Enrollment             Monthly
                                         Category              Claim Cost
                                         ----------            ----------
                                        Retiree under 65           $275
                                        Retiree & Spouse
                                          under 65                 $550
                                        Retiree 65 and over        $116
                                        Retiree & Spouse 65
                                          and over                 $232


Healthcare Trend Rates	                  Year        Pre-65       Post
                                          ---         ------       ----
                                         1995          11.0%       9.5%
                                         1996          10.0%       9.5%
                                         1997           9.5%       9.0%
                                         1998           9.0%       9.0%
                                         1999           8.5%       8.5%
                                         2000           8.0%       8.0%
                                         2001           7.5%       7.5%
                                         2002           7.0%       7.0%
                                         2003+          6.5%       6.5%

                             Subsequent Adjustments


At the time the Future Retireee Medical Benefit Obligation is determined, the amount of the Future Retiree Medical Benefit Obligation attributable to each Former Employee shall be determined by Avesta's actuaries based on the foregoing assumptions and communicated to Armco in writing, which determination shall be satisfactory to Armco. ASE will refund to Armco the amount determined with respect to any Former Employee who is terminated, retired, resigns, or otherwise ceases to be an employee of ASE between the Closing Date and the second anniversary of the Closing Date. Payment to Armco will be made within 60 days of the end of the month in which employment ceased. Following the second anniversary of the Closing Date, Armco will have the right to audit ASE's employment records to confirm that all refunds required by this paragraph have been made.

                                    Appendix 4
                              To Asset Sale Agreement

                       Preliminary Statement of Adjustment Items
                                  ($ Millions)


                                                           Preliminary
                                                             Statement
                                                             12/31/94
                                                           ----------
Accounts Receivable                                            $13.0

Inventory                                                      $23.2

Current Liabilities                                           ($20.0)

Future Retiree Medical Benefit Obligation                     ($10.0)
                                                            ---------

Net Value of Adjustment Items                                   $6.2
                                                            ---------
                                                            ---------